                                                               EXHIBIT (A)(1)(A)

                           Offer To Purchase For Cash
                     All Outstanding Shares Of Common Stock
                                       of

                          Engineering Animation, Inc.
                                       at
                              $13.75 Net Per Share
                                       by

                          UGS Acquisition Corporation,
                          a wholly-owned subsidiary of

                           Unigraphics Solutions Inc.
                          ---------------------------
              THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
               MIDNIGHT, EASTERN TIME, ON WEDNESDAY, OCTOBER 11,
                      2000, UNLESS THE OFFER IS EXTENDED.
                          ---------------------------

THE BOARD OF DIRECTORS OF ENGINEERING ANIMATION, INC. (THE "COMPANY") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT (AS DEFINED HEREIN) AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN), AND HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT THERETO.

                          ---------------------------

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED HEREIN) THAT NUMBER OF SHARES WHICH WOULD REPRESENT AT LEAST A MAJORITY OF THE SHARES OF THE COMPANY ON A FULLY DILUTED BASIS (INCLUDING WITHOUT LIMITATION ALL SHARES ISSUABLE UPON THE CONVERSION OF ANY CONVERTIBLE SECURITIES OR UPON EXERCISE OF ANY OPTIONS, WARRANTS OR OTHER RIGHTS). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE INTRODUCTION AND SECTIONS 1 AND 14 HEREOF.

                          ---------------------------

                                   IMPORTANT

Any stockholder desiring to tender all or any portion of his Shares (as defined herein) should either (1) complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) representing tendered Shares, and any other required documents, to the Exchange Agent (as defined herein) or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if he desires to tender such Shares.

A stockholder who desires to tender his Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.

                          ---------------------------

                      The Dealer Manager for the Offer is:

                           MORGAN STANLEY DEAN WITTER

September 13, 2000

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
SUMMARY TERM SHEET..........................................      1
INTRODUCTION................................................      4
THE OFFER...................................................      6
 1. Terms of the Offer; Expiration Date.....................      6
 2. Acceptance for Payment and Payment......................      8
 3. Procedures for Accepting the Offer and Tendering
   Shares...................................................      9
 4. Withdrawal Rights.......................................     12
 5. Certain Federal Income Tax Consequences.................     13
 6. Price Range of the Shares...............................     13
 7. Effect of the Offer on the Market for the Shares; Stock
    Market Listing; Exchange Act Registration; Margin
    Regulations.............................................     14
 8. Certain Information Concerning the Company..............     15
 9. Certain Information Concerning Purchaser and Parent.....     16
10. Background of the Offer; Contacts with the Company......     18
11. Purpose of the Offer; Plans for the Company.............     21
12. Source and Amount of Funds..............................     34
13. Dividends and Distributions.............................     34
14. Certain Conditions of the Offer.........................     35
15. Certain Legal Matters; Required Regulatory Approvals....     36
16. Certain Fees and Expenses...............................     38
17. Miscellaneous...........................................     39
Schedule I. Directors and Executive Officers of Controlling
  Person, Parent and Purchaser

                               SUMMARY TERM SHEET

     This summary term sheet is a brief summary of the material provisions of UGS Acquisition Corporation's offer and is meant to help you understand the offer. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and the information contained in this summary is qualified in its entirety by the more complete descriptions and explanations contained in the later pages of this Offer to Purchase. You are urged to carefully read the entire Offer to Purchase and related Letter of Transmittal prior to making any decision regarding your shares.

Q. WHO IS OFFERING TO PURCHASE MY SHARES OF COMMON STOCK OF ENGINEERING ANIMATION, INC.?

A. UGS Acquisition Corporation, a Delaware corporation formed solely to make the offer, is offering to purchase your EAI shares. UGS Acquisition is a wholly-owned subsidiary of Unigraphics Solutions Inc. (UGS). UGS, a Delaware corporation whose securities are traded on the New York Stock Exchange, is a leading global provider of collaborative product design and development software and services. See "Introduction" and Section 9.

Q. WHAT IS UGS ACQUISITION SEEKING TO PURCHASE, AT WHAT PRICE, AND DO I HAVE TO PAY ANY BROKERAGE OR SIMILAR FEES TO TENDER?

A. UGS Acquisition is offering to purchase all of the outstanding shares of common stock of EAI, at a price of $13.75 per share, net to the seller in cash, without interest. If you are the record owner of your shares, you will not have to pay any brokerage or similar fees. However, if you own your shares through a broker or other nominee, your broker or nominee may charge you a fee to tender. You should consult your broker or nominee to determine whether any charges will apply. See "Introduction" and Section 3.

Q.   WHY IS UGS ACQUISITION MAKING THIS OFFER?

A. UGS Acquisition is making this offer to enable UGS Acquisition to acquire control of EAI. See "Introduction" and Section 11.

Q.   HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

A. You have until 12:00 midnight, Eastern time, on Wednesday, October 11, 2000. Under certain circumstances, UGS Acquisition may extend the offer. If the offer is extended, UGS Acquisition will issue a press release announcing the extension on the first business morning following the date the offer was scheduled to expire. See Section 1.

Q.   WHAT ARE THE MOST IMPORTANT CONDITIONS TO THE OFFER?

A.   The most important conditions to the offer are the following:

     - Stockholders validly tender and do not withdraw before the expiration of the offer at least a majority of the shares of EAI on a fully diluted basis. For the purposes of determining the number of outstanding shares, all shares issuable upon the conversion of any convertible securities or upon exercise of any options, warrants or other rights will be included.

     - Expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any comparable law in non-U.S. jurisdictions.

     A more complete discussion of the conditions to consummation of the offer may be found in Section 14.

Q.   DOES UGS ACQUISITION HAVE THE FINANCIAL RESOURCES TO MAKE THE PAYMENT?

A. UGS Acquisition's parent corporation, UGS, will provide UGS Acquisition with sufficient funds to purchase all shares tendered in the offer. UGS expects to fund any necessary capital contributions or advances to UGS Acquisition from borrowings under an agreement with Electronic Data Systems Corporation, UGS' controlling shareholder. The offer is not conditioned on any financing arrangements. See Section 12.

Q. IS UGS ACQUISITION'S FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

A. UGS Acquisition does not think its financial condition is relevant to your decision whether to tender shares and accept the offer because the offer is being made for all outstanding shares solely for cash, the offer is not subject to any financing condition and, upon consummation of the offer, UGS Acquisition will acquire all shares that are not tendered for the same price in the merger. See "Introduction" and Sections 1, 11 and 12.

Q.   HOW DO I ACCEPT THE OFFER AND TENDER MY SHARES?

A. To tender your shares, you must completely fill out the enclosed Letter of Transmittal and deliver it, along with your share certificates, to the exchange agent prior to the expiration of the offer. If your shares are held in street name (i.e., through a broker, dealer or other nominee), they can be tendered by your nominee through The Depository Trust Company. If you cannot deliver all necessary documents to the exchange agent or The Depository Trust Company in time, you might be able to complete and deliver to the exchange agent, in lieu of the missing documents, the enclosed Notice of Guaranteed Delivery, provided you are able to fully comply with its terms. See Section 3.

Q.   IF I ACCEPT THE OFFER, WHEN WILL I GET PAID?

A. Provided the conditions to the offer are satisfied and UGS Acquisition consummates the offer and accepts your shares for payment, you will receive a check equal to the number of shares you tendered multiplied by $13.75 as promptly as practicable following the expiration of the offer. UGS Acquisition expects that checks will be mailed out promptly following expiration of the offer. See Section 2.

Q.   CAN I WITHDRAW MY PREVIOUSLY TENDERED SHARES?

A. You may withdraw a portion or all of your tendered shares by delivering written or facsimile notice to the exchange agent prior to the expiration of the offer. Further, if UGS Acquisition has not agreed to accept your shares for payment within 60 days of the commencement of the offer, you can withdraw them at any time after that 60-day period until UGS Acquisition does accept your shares for payment. Once shares are accepted for payment, they cannot be withdrawn. See Section 4.

Q.   WHAT DOES THE BOARD OF DIRECTORS OF EAI THINK OF THIS OFFER?

A. The Board of Directors of EAI has unanimously approved the merger agreement, and the transactions contemplated by the merger agreement, including the offer and the merger, and has unanimously determined that the offer and the merger are advisable, fair to and in the best interests of EAI's stockholders.

     The Board further recommends that stockholders of EAI accept the offer and tender their shares. See "Introduction."

Q.   HAVE ANY STOCKHOLDERS ALREADY DECIDED TO TENDER THEIR SHARES?

A.   Yes. Matthew M. Rizai, Chairman and Chief Executive Officer of EAI, Martin
     J. Vanderploeg, Executive Vice President, and Jeffrey D. Trom, Vice President and Chief Technology Officer, have each agreed to tender all of their outstanding shares of EAI stock in the offer. Their shares represent 1,311,622 shares of common stock of EAI as of September 5, 2000.

Q.   WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION?

A. The receipt of cash by you in exchange for your Shares pursuant to the offer, the merger or upon exercise of appraisal rights is taxable for federal income tax purposes and may be taxable under applicable state, local or foreign tax laws. In general, you will recognize capital gain or loss equal to the difference between your adjusted tax basis in the shares you tender and the amount of cash you receive for those shares. You should consult your tax advisor about the particular effect tendering will have on your shares. See Section 5.

Q.   WHAT WILL HAPPEN TO EAI?

A. If the offer is consummated, under the merger agreement among UGS Acquisition, EAI and UGS, UGS Acquisition will be merged with and into EAI, with EAI surviving as a subsidiary of UGS.

     Further, following the consummation of the offer, under the merger agreement, EAI is required to take certain actions so that representatives of UGS will be included on EAI's Board of Directors in proportion to the number of shares purchased by UGS Acquisition in the offer. See Section 11.

Q. IF I DO NOT TENDER BUT THE TENDER OFFER IS SUCCESSFUL, WHAT WILL HAPPEN TO MY SHARES?

A. Even if you do not tender your shares, if the offer is consummated, UGS Acquisition acquires control of EAI and UGS Acquisition merges with EAI, all remaining stockholders of EAI at the time of the merger, other than those that properly assert appraisal rights, will receive $13.75 per share in cash for each share of EAI common stock, without interest.

     Even if UGS Acquisition does not merge with EAI, the number of stockholders of EAI may be so small that EAI shares will no longer be traded on the Nasdaq National Market or any national securities exchange. Also, EAI may cease to have to comply with SEC rules governing publicly-held companies. See Section 11.

Q.   ARE DISSENTERS RIGHTS AVAILABLE IN EITHER THE OFFER OR THE MERGER?

A. Dissenters rights are not available in the offer. However, if you choose not to tender, and the offer is consummated, dissenters rights will be available in connection with the merger of UGS Acquisition and EAI. If you choose to exercise your dissenters rights, and you comply with the applicable legal requirements, you will be entitled to payment for your shares based on a fair and independent appraisal of the market value of your shares. This market value may be more or less than $13.75 per share. See Section 11.

Q.   WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

A. On September 1, 2000, the last trading day before the public announcement of the execution of the merger agreement, the shares of EAI closed on the Nasdaq National Market at $11.0625 per share. On September 11, 2000, two trading days before the commencement of the offer, the shares of EAI closed on the Nasdaq National Market at $13.375. Please obtain a recent quotation for your shares prior to deciding whether or not to tender. See Section 6.

Q.   WHO CAN I CALL WITH QUESTIONS?

A. You can call D.F. King & Co., Inc. at 1-888-242-8156 with any questions you may have.

To: All Holders of Shares of Common Stock of Engineering Animation, Inc.:

                                  INTRODUCTION

     UGS Acquisition Corporation, a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of Unigraphics Solutions Inc., a Delaware corporation ("UGS" or "Parent"), hereby offers to purchase all outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), of Engineering Animation, Inc., a Delaware corporation ("EAI" or the "Company"), and the related rights to purchase shares of the Series A Junior Participating Preferred Stock of the Company (the "Rights" and, together with the Common Stock, the "Shares") issued pursuant to the Company Rights Plan, dated as of January 1, 1996, by and between the Company and First Chicago Trust Company of New York, as Rights Agent (as amended, the "Company Rights Plan"), at a price of $13.75 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer").

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of September 5, 2000 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. Pursuant to the Merger Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), as soon as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions, including the purchase of Shares pursuant to the Offer and the approval and adoption of the Merger Agreement by the stockholders of the Company, if required by applicable law, Purchaser will be merged with and into the Company (the "Merger"), and the Company will be the surviving corporation in the Merger. At the effective time of the Merger (the "Effective Time"), each Share then outstanding, other than Shares held by (i) the Company or any of its subsidiaries, (ii) Parent or Purchaser and (iii) stockholders who have properly exercised their dissenters' rights under the DGCL, will be canceled and converted automatically into the right to receive the Offer Price, or any higher price per Share paid in the Offer, without interest. The Merger Agreement is more fully described in Section 11.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE ADVISABLE AND FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT THERETO.

     GOLDMAN, SACHS & CO., THE COMPANY'S FINANCIAL ADVISOR ("GOLDMAN SACHS"), HAS DELIVERED TO THE COMPANY ITS WRITTEN OPINION, DATED SEPTEMBER 5, 2000, THAT THE OFFER PRICE IS FAIR TO STOCKHOLDERS OF THE COMPANY FROM A FINANCIAL POINT OF VIEW. A COPY OF THE OPINION OF GOLDMAN SACHS IS CONTAINED IN THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9") FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") IN CONNECTION WITH THE OFFER, A COPY OF WHICH IS BEING FURNISHED TO STOCKHOLDERS CONCURRENTLY HEREWITH.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN
SECTION 1 BELOW) THAT NUMBER OF SHARES THAT REPRESENTS AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS (INCLUDING WITHOUT LIMITATION ALL SHARES ISSUABLE UPON THE CONVERSION OF ANY CONVERTIBLE SECURITIES OR UPON EXERCISE OF ANY OPTIONS, WARRANTS OR OTHER RIGHTS) (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTIONS 1 AND 14.

     The Company has informed Purchaser that, at the close of business on August 31, 2000, (i) 12,072,619 shares of Common Stock were issued and outstanding,
(ii) 4,347,869 shares of Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Shares (each, a "Company Stock Option") pursuant to the Company's 1994 Stock Option Plan, Non-Employee Directors Stock Option Plan, 1997 Non-Qualified Stock Option Plan, 1997 Stock Option/Stock Issuance Plan, 1995 Executive Bonus and Stock Option Plan, Original Directors Option Plan and the Transom, Inc. 1996 Equity Compensation Plan (collectively, the "Company Stock Option Plans"), of which 2,931,019.833 were subject to outstanding Company Stock Options, and (iii) 842,110 shares of Common Stock were reserved for issuance pursuant to the agreements granting non-plan Company Stock Options to certain individuals, of which 572,424 shares were subject to outstanding Company Stock Options. Accordingly, based on this information, there are 15,576,062.833 Shares outstanding on a fully diluted basis, assuming (i) that no Shares were issued (other than those reserved for issuance as of August 31, 2000 for Company Stock Options then outstanding) or acquired by the Company after August 31, 2000, (ii) the exercise of all options outstanding as of August 31, 2000, and (iii) there are no other obligations on the part of the Company to issue Shares. Based on the foregoing, the Purchaser believes the Minimum Condition will be satisfied if 7,788,033 Shares are validly tendered pursuant to the Offer and not withdrawn.

     Certain other conditions to the consummation of the Offer are described in
Section 14. Purchaser expressly reserves the right to waive any one or more of the conditions to the Offer. See Sections 14 and 15.

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a bank or broker should check with such institution as to whether they charge any service fees. Purchaser will pay all charges and expenses of First Chicago Trust Company of New York, as Exchange Agent (the "Exchange Agent"), Morgan Stanley & Co. Incorporated, as Dealer Manager (the "Dealer Manager") and D.F. King & Co., Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

     Matthew M. Rizai, Chairman and Chief Executive Officer of the Company, Martin J. Vanderploeg, Executive Vice President, and Jeffrey D. Trom, Vice President and Chief Technology Officer, have executed a Stockholders Agreement, pursuant to which each has agreed to tender all Shares he owns and any Shares he acquires prior to termination of the Stockholders Agreement, and in any event to vote in favor of the Merger Agreement and the Merger and against certain potential competing proposals to purchase the Company with respect to any Shares he may own as of the record date of a stockholder's meeting at which such matters will be considered. Their shares represent 1,311,622 shares of common stock of EAI as of September 5, 2000. See Section 11.

     Parent has been informed that each of the executive officers and directors of the Company who own Shares currently intends to tender his Shares pursuant to the Offer.

     The Merger Agreement provides that, promptly upon the purchase of any Shares and payment by Purchaser or Parent pursuant to the Offer, Parent will be entitled to designate such number of directors, rounded up to the nearest whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (giving effect to the directors to be elected as described in this sentence) multiplied by the percentage that the number of Shares so accepted for payment bears to the total number of Shares then outstanding. The Company has agreed to increase the size of the Company Board or secure the resignations of incumbent directors or both in order to enable Parent's designees to be so elected. See Section 11.

     Consummation of the Merger is conditioned upon, among other things, the approval and adoption by the affirmative vote of the holders of a majority of outstanding Shares, voting together as a single class, of the Merger Agreement and the Merger. If the Minimum Condition is satisfied and Purchaser purchases at least a majority of the Shares on a fully diluted basis entitled to vote on the approval of the Merger and the Merger Agreement, Purchaser will be able to effect the Merger without the affirmative vote of any other stockholder. Pursuant to the Merger Agreement, Parent has agreed to vote, or cause to be voted, all of the Shares then owned by it, Purchaser or any of its other subsidiaries or affiliates controlled by Parent in favor of the approval of the Merger and the approval and adoption of the Merger Agreement. The Merger Agreement is more fully described in Section 11.

     Under Section 253 of the DGCL, if a corporation owns at least 90% of the outstanding shares of each class of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the board of directors or the stockholders of such other corporation (a "Short-Form Merger"). If Purchaser acquires an aggregate of at least 90% of the outstanding Shares pursuant to the Offer or otherwise, then, at the election of Parent, a Short-Form Merger of Purchaser with and into the Company could be effected without any further approval of the Company Board or the stockholders of the Company. Even if Purchaser does not own 90% of the outstanding Shares following consummation of the Offer, Parent could seek to purchase additional Shares in the open market, through the exercise of the option granted under the Stock Option Agreement or otherwise, in order to reach the applicable 90% threshold and employ such a Short-Form Merger. The per share consideration paid for any Shares so acquired in open market purchases may be greater or less than the Offer Price. Parent presently intends to effect a Short-Form Merger, if permitted to do so under the DGCL, pursuant to which Purchaser will be merged with and into the Company. See
Section 11.

     The Company has distributed one Right for each outstanding Share pursuant to the Company Rights Plan. The Company has represented in the Merger Agreement that the Company Rights Plan has been amended to (i) render the Company Rights Plan inapplicable to the Offer and the Merger and the other transactions contemplated by the Merger Agreement and (ii) ensure that (A) neither Parent nor any of its subsidiaries is an Acquiring Person (as defined in the Company Rights
Plan) pursuant to the Company Rights Plan and (B) a Shares Acquisition Date or Distribution Date (each as defined in the Company Rights Plan) does not occur by reason of the approval, execution or delivery of the Merger Agreement, the Stockholders Agreement and the Stock Option Agreement, the consummation of the Offer and the Merger or the consummation of the other transactions contemplated thereby, including, without limitation, the exercise of the Stock Option.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

1. TERMS OF THE OFFER AND EXPIRATION DATE

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), promptly after the Expiration Date (as hereinafter defined), Purchaser will accept for payment and thereby purchase all Shares validly tendered and not withdrawn in accordance with the procedures set forth in
Section 4 on or prior to the Expiration Date. The term "Expiration Date" means 12:00 midnight, Eastern time, on Wednesday, October 11, 2000, unless and until Purchaser, in accordance with the terms of the Offer, but subject to the limitations set forth in the Merger Agreement, extends the period of time for which the Offer is open, in which event the term "Expiration Date" means the time and date at which the Offer, as so extended by Purchaser, will expire.

     If the conditions to the Offer set forth in Section 14 have not been satisfied (other than conditions that are not capable of being satisfied) as of such date, Purchaser may extend the Offer from time to time until December 31, 2000, without the consent of the Company, for such amount of time as is reasonably necessary to cause such conditions to be satisfied (no such extension to exceed ten business days). In addition, at the request of the Company, Purchaser will extend the expiration date of the Offer in one or more periods not to exceed ten business days each (but in no event later than December 31, 2000), if (i) any of the conditions set forth in Section 14 shall not have been satisfied or waived (other than the conditions set forth in (b), (c), (d) or (e)) and (ii) such condition is reasonably capable of being satisfied.

     Notwithstanding any other provisions of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the

Exchange Act described below, pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate or amend the Offer as to any Shares not then paid for, if (i) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") or any comparable law in non-U.S. jurisdictions has not expired or terminated, (ii) the Minimum Condition has not been satisfied, or (iii) at any time prior to the acceptance for payment of Shares, any of the events specified in Section 14 occur. Rule 14e-1(c) under the Exchange Act requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer.

     Purchaser may waive any condition to the Offer, increase the price per Share payable in the Offer and make any other changes in the terms and conditions of the Offer; provided, however, that Purchaser may not decrease the price per Share payable in the Offer, reduce the maximum number of Shares to be purchased in the Offer or impose conditions to the Offer in addition to those set forth in Section 14 or increase the Minimum Condition.

     If Purchaser extends the Offer or if Purchaser is delayed in its acceptance for payment of or payment for Shares (whether before or after its acceptance for payment of Shares) or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Exchange Agent may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described herein under Section 4. However, the ability of Purchaser to delay the payment for Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder's offer, unless such bidder elects to offer a subsequent offering period (a "Subsequent Offering Period") under Rule 14d-11 under the Exchange Act and pays for Shares tendered during the Offer and the Subsequent Offering Period in accordance with Rule 14d-11 and the terms of the Merger Agreement.

     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14e-1(e) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares in a manner reasonably designed to inform such holders of such change), Purchaser currently intends to make announcements by issuing a press release to Public Relations Newswire.

     If Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d) and 14e-1 under the Exchange Act. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum ten business day period from the date of such change is generally required to allow for adequate dissemination to stockholders. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

     Pursuant to Rule 14d-11 under the Exchange Act, Purchaser may, subject to certain conditions, include a Subsequent Offering Period following the expiration of the Offer on the Expiration Date. Rule 14d-11 provides that Purchaser may include a Subsequent Offering Period so long as, among other things, (1) the Offer remained open for a minimum of 20 business days and has expired, (2) the Offer was for all outstanding Shares, (3) Purchaser accepts and promptly pays for all Shares tendered during the Offer, (4) Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited, no later than 9:00 a.m., Eastern time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period, (5) Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period and (6) Purchaser pays the Offer Price for all Shares tendered in the Subsequent Offering Period. Purchaser will be able to include a Subsequent Offering Period if it satisfies the conditions above. In a public release, the Securities and Exchange Commission (the "Commission") expressed the view that the inclusion of a Subsequent Offering Period would constitute a material change to the terms of the Offer requiring Purchaser to disseminate new information to stockholders in a manner reasonably calculated to inform them of such change sufficiently in advance of the Expiration Date (generally five business days). In the event Purchaser elects to include a Subsequent Offering Period, it will notify stockholders of the Company consistent with the requirements of the Commission.

     A Subsequent Offering Period, if one is included, is not an extension of the Offer. A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer, in which stockholders may tender Shares not tendered during the Offer. Purchaser does not currently intend to include a Subsequent Offering Period in the Offer, although it reserves the right to do so in its sole discretion.

     Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights will apply to Shares tendered in a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. The same consideration, the Offer Price, will be paid to stockholders tendering Shares in the Offer or in a Subsequent Offering Period, if one is included.

     The Company has provided Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), Purchaser will purchase, by accepting for payment, and will pay for all Shares validly tendered and not withdrawn (as permitted by Section 4) prior to the Expiration Date promptly after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions to the Offer set forth in Section 14, including without limitation the expiration or termination of the waiting period applicable to the acquisition of Shares pursuant to the Offer under the HSR Act and any comparable law in non-U.S. jurisdictions.

     Purchaser filed on September 7, 2000, and the Company filed on September 8, 2000, with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") the Premerger Notification and Report Form under the HSR Act with respect to the Offer. Accordingly, the waiting period under the HSR Act applicable to the Offer will expire at 11:59 p.m., Eastern time, on September 22, 2000, unless prior to the expiration or termination of the waiting period the FTC or the Antitrust Division extends the waiting period by requesting additional information from Purchaser or the Company. If such a request is made, the waiting period applicable to the Offer will expire on the tenth calendar day after the date of substantial compliance by Purchaser or the Company, as applicable, with such request. Thereafter, the waiting period may only be extended by court order. The waiting period under the HSR Act may be terminated by the FTC and the Antitrust Division prior to its expiration. For information with respect to approvals required to be obtained prior to the consummation of the Offer, including under the HSR Act and comparable law in non-U.S. jurisdictions, see Section 15.

     In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Exchange Agent of (i) certificates representing such Shares or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such Shares into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in

Section 3, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Exchange Agent and forming a part of the Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when Purchaser gives oral followed by written notice to the Exchange Agent of Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Exchange Agent, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY PURCHASER BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates representing Shares are submitted representing more Shares than are tendered, certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     IF, PRIOR TO THE EXPIRATION DATE, PURCHASER INCREASES THE CONSIDERATION OFFERED TO HOLDERS OF SHARES PURSUANT TO THE OFFER, SUCH INCREASED CONSIDERATION WILL BE PAID TO ALL HOLDERS OF SHARES THAT ARE PURCHASED PURSUANT TO THE OFFER, WHETHER OR NOT SUCH SHARES WERE TENDERED PRIOR TO SUCH INCREASE IN CONSIDERATION.

     Purchaser reserves the right to transfer or assign to one or more of Purchaser's subsidiaries or affiliates, in whole or from time to time in part, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES

VALID TENDER OF SHARES

     Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Exchange Agent at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (i) certificates representing tendered Shares must be received by the Exchange Agent, or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Exchange Agent, in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with.

     THE METHOD OF DELIVERY OF CERTIFICATES REPRESENTING TENDERED SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE

OPTION AND SOLE RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

BOOK ENTRY TRANSFER

     The Exchange Agent will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Exchange Agent's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Exchange Agent's account at a Book-Entry Transfer Facility, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents must, in any case, be transmitted to and received by the Exchange Agent at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or must comply with the guaranteed delivery procedure set forth below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

SIGNATURE GUARANTEES

     No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 to the Letter of Transmittal.

GUARANTEED DELIVERY

     If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Exchange Agent, as provided below, prior to the Expiration Date; and

          (iii) the certificates for (or a Book-Entry Confirmation with respect to) such Shares, together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, are received by the Exchange Agent within three (3) trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq National Market is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Exchange Agent or transmitted by facsimile transmission or mailed to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Exchange Agent of certificates for, or of Book-Entry Confirmation with respect to, such Shares, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time, and will depend upon when certificates representing, or Book-Entry Confirmations of, such Shares are received into the Exchange Agent's account at a Book-Entry Transfer Facility.

BACKUP FEDERAL TAX WITHHOLDING

     Under the federal income tax laws, payments in connection with the Offer and the Merger may be subject to "backup withholding" at a rate of 31% unless a stockholder that holds Shares (i) provides a correct taxpayer identification number (which, for an individual stockholder, is the stockholder's social security number) and any other required information, or (ii) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. To prevent backup federal income tax withholding on payments with respect to the purchase price of Shares purchased pursuant to the Offer, each stockholder should provide the Exchange Agent with his correct taxpayer identification number and certify that he is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Instruction 10 of the Letter of Transmittal.

APPOINTMENT AS PROXY

     By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of Purchaser, and each of them, as such stockholder's attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment and paid for by Purchaser and with respect to any and all other Shares and other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser pays for such Shares by depositing the purchase price therefor with the Exchange Agent. Upon such payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares, and such other securities or rights granted prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will, with respect to the Shares for which such appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof. Purchaser requires that, in order for Shares to be deemed validly tendered, immediately upon the payment for such Shares, Purchaser or its designee must be able to exercise full voting rights with respect to such Shares and other securities, including voting at any meeting of stockholders.

DETERMINATION OF VALIDITY

     All questions as to the form of documents and validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, whose determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders.

     Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of Purchaser, Parent or any of their affiliates or assigns, if any, the Exchange Agent, the Dealer Manager, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

4. WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after November 11, 2000. A withdrawal of a share of Common Stock will also constitute a withdrawal of the related Right. Rights may not be withdrawn unless the related shares of Common Stock are also withdrawn.

     If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights set forth herein, the Exchange Agent may, nevertheless, on behalf of Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

     To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at one of its addresses or facsimile numbers set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Exchange Agent, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Exchange Agent and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

     Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

     No withdrawal rights will apply to Shares tendered during any Subsequent Offering Period and no withdrawal rights apply during any such Subsequent Offering Period with respect to shares tendered in the Offer and accepted for payment.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent or any of their affiliates or assigns, if any, the Dealer Manager, the Exchange Agent, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The receipt of cash in exchange for Shares pursuant to the Offer, the Merger or upon the exercise of appraisal rights will be taxable for federal income tax purposes and may also be taxable under applicable state, local or foreign tax laws. A stockholder who receives cash will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received by the stockholder and the stockholder's adjusted tax basis in the Shares exchanged therefor. Gain or loss must be determined separately for each block of Shares exchanged (for example, Shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss (provided that the Shares are held as capital assets) and any such capital gain or loss will be long term if, as of the date of the exchange, the Shares were held for more than one year.

     The foregoing discussion may not be applicable to certain types of stockholders, including stockholders who acquired Shares pursuant to the exercise of options or otherwise as compensation, individuals who are not citizens or residents of the United States and foreign corporations, Shares held as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment, or entities that are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (such as dealers in securities or foreign currency, insurance companies, regulated investment companies, tax-exempt entities, financial institutions, and investors in pass-through entities).

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH STOCKHOLDER IS URGED TO CONSULT HIS OR HER TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE OFFER AND THE MERGER, INCLUDING FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES.

6. PRICE RANGE OF THE SHARES

     The Shares are listed and traded on the Nasdaq National Market under the symbol "EAII." The following table sets forth, for the periods indicated, the high and low sales prices for the Shares as reported by the Nasdaq National Market.

                                                                  HIGH           LOW
                                                                  ----           ---
Fiscal Year ending December 31, 2000
  Third Quarter (through September 8).......................    $13.50         $ 5.75
  Second Quarter............................................     13.50           7.50
  First Quarter.............................................     19.9375         8.125
Fiscal Year ended December 31, 1999
  Fourth Quarter............................................    $12.75           6.50
  Third Quarter.............................................     26.4375        15.75
  Second Quarter............................................     42.75          14.875
  First Quarter.............................................     63.375         39.875
Fiscal Year ended December 31, 1998
  Fourth Quarter............................................    $56.625         30.00
  Third Quarter.............................................     72.00          34.50
  Second Quarter............................................     61.125         41.50
  First Quarter.............................................     47.25          28.3333

     No dividends have been paid on the Shares in the past. The Merger Agreement prohibits the Company from declaring or paying any dividends pending the effectiveness of the Merger.

     On September 1, 2000, the last full day of trading prior to the public announcement of the execution of the Merger Agreement, the closing price as reported by the Nasdaq Stock Market of the Shares was $11.0625 per Share. On September 11, 2000, two trading days prior to the commencement of the Offer, according to published sources, the closing price as reported by the Nasdaq National Market of the Shares was $13.375 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ NATIONAL MARKET LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES

     The purchase of Shares pursuant to the Offer will reduce the number of Shares that trade publicly and, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Depending upon the number of Shares acquired pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the Nasdaq National Market, which among other things requires that an issuer have either:

     - at least 750,000 publicly held shares, held by at least 400 shareholders of round lots, with an aggregate market value of at least $5,000,000, net tangible assets of at least $4,000,000, a minimum bid price of at least $1.00 per share, and at least two registered and active market makers providing quotations for the shares; or

     - at least 1,100,000 publicly held shares, held by at least 400 shareholders of round lots, with an aggregate market value of at least $15,000,000, a minimum bid price of at least $5.00 per share, and either
       (x) a market capitalization of at least $50,000,000 or (y) total assets and total revenue of at least $50,000,000 each for the most recently completed fiscal year or two of the last three most recently completed fiscal years and at least four registered and active market makers providing quotations for the shares.

     If as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the Nasdaq National Market for continued listing and/or trading and such trading of the Shares was discontinued, the market for the Shares could be adversely affected. If the Shares were no longer listed or traded on the Nasdaq National Market, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations would be reported by such exchange, through the Nasdaq Stock Market or other sources. Such trading and the availability of such quotations would, however, depend upon the number of stockholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act as described below and other factors.

EXCHANGE ACT REGISTRATION

     The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by the Company to the Commission if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirements of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a), no longer applicable to the Company. If the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated.

     Purchaser currently intends to seek delisting of the Shares from the Nasdaq National Market and the termination of the registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such delisting and termination are met. If the Nasdaq National Market listing and the Exchange Act registration of Shares are not terminated prior to the Merger, then it is anticipated that the Shares will be delisted from the Nasdaq National Market and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger. See Section 11.

MARGIN REGULATIONS

     The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which have the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors such as the number of record holders of the Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer the Shares might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

8. CERTAIN INFORMATION CONCERNING THE COMPANY

     According to the Company's 1999 Annual Report on Form 10-K, the Company was incorporated in the State of Delaware in 1988 and became publicly traded in 1996. The Company develops and produces Internet-enabled visual process management, collaboration, communication and analysis solutions and accompanying services for extended manufacturing enterprises. These software solutions, now being manufactured as e-vis.com, provide manufacturers and their suppliers and partners with shared, worldwide access to product and process data. Together they can analyze, visualize and manipulate the shared data in real time. The Company's solutions enable the manufacturing network to realize the competitive advantages of lowered costs and faster time-to-market through improved product designs, enhanced product quality and shorter production cycles. The Company's principal executive offices and technology center are located at 2321 North Loop Drive, Ames, IA 50010, telephone number 515-296-9908.

     The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the Commission by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the Commission's Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The information should also be available at the offices of the Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, DC 20006.

     During the course of the discussions and information exchange between Parent and the Company that led to the execution of the Merger Agreement, the Company provided Parent and its financial advisers with certain information about the Company and its financial performance which is not publicly available. The information provided included, among other things, projected financial information for 2000 and 2001 for the Company as an independent company (i.e., without regard to the impact on the Company of a transaction with Parent and Purchaser). The Company does not, as a matter of policy, make public forecasts of its future financial performance.

     The following summary is presented for the limited purpose of giving the Company's stockholders access to the financial projections provided by the Company to Parent and Purchaser in connection with the Merger Agreement. For the year ending December 31, 2000, the projections reflected total revenues of $80,000,000, gross profit of $48,200,000 and earnings before interest, taxation and amortization ("EBITA") of ($10,700,000). For the year ending December 31, 2001, the projections reflected total revenues of $129,500,000, gross profit of $90,500,000 and EBITA of $13,900,000. These projections should be read together with the financial statements of the Company that can be obtained from the Commission as described above.

     THESE PROJECTIONS WERE PREPARED BY THE COMPANY NOT WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS AND FORECASTS. PROJECTIONS OF THIS TYPE ARE BASED ON ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC, INDUSTRY AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE PROJECTED RESULTS WOULD BE REALIZED OR THAT ACTUAL RESULTS WOULD NOT BE SIGNIFICANTLY HIGHER OR LOWER THAN THOSE PROJECTED. THE INCLUSION OF THIS INFORMATION SHOULD NOT BE REGARDED AS AN INDICATION THAT PARENT OR PURCHASER CONSIDER IT A RELIABLE PREDICTOR OF FUTURE OPERATING RESULTS AND THIS INFORMATION SHOULD NOT BE RELIED UPON AS SUCH. THE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS RELATING TO THE BUSINESSES OF THE COMPANY WHICH, ALTHOUGH CONSIDERED REASONABLE BY THE COMPANY, MAY NOT BE REALIZED AND ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY. NONE OF THE PARENT, PURCHASER OR THE COMPANY ASSUMES RESPONSIBILITY FOR THE ACCURACY OR VALIDITY OF THE FOREGOING PROJECTIONS, OR INTENDS TO UPDATE OR OTHERWISE REVISE THE FOREGOING PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE THE PROJECTIONS WERE PREPARED OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

AVAILABILITY OF NET OPERATING LOSSES

     Section 382 of the Internal Revenue Code of 1986, as amended, limits the ability of a corporation that undergoes an "ownership change" to use its net operating losses ("NOLs") to reduce its tax liability (the "Section 382 Limitation"). The Section 382 Limitation applies where more than 50 percentage points of the ownership of the stock of a corporation has changed within a three year period (an "Ownership Change"). Pursuant to the consummation of the Offer, an Ownership Change will occur and the NOLs available each year to offset income of the Company will be limited (to the extent not previously limited) to the product of (a) the aggregate fair market value of the Company immediately before the Ownership Change multiplied by (b) the long-term tax exempt rate on the Ownership Change date plus the portion of any such limitation amount not utilized in prior years. In addition, the Section 382 Limitation will be increased if and to the extent the Company recognizes certain "built-in gains", generally, the excess, at the time of the Ownership Change, of the fair market value of the assets of the Company over their adjusted tax basis.

     To the extent the NOLs cannot be fully utilized under these limitations within the carryforward periods, the NOLs will expire unutilized. Accordingly, after any Ownership Change, if the Company were successful in the future in generating taxable income, the Company may be required to pay more income taxes or to pay such taxes sooner than if the use of its NOLs were not limited.

9. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT

     Parent was incorporated under the laws of the State of Delaware in October 1997. Pursuant to a reorganization effective as of January 1, 1998 (the "Reorganization"), Parent became the successor to the mechanical computer-aided design ("MCAD") businesses of its parent, Electronic Data Systems Corporation, a Delaware corporation ("EDS"). EDS is in the business of information technology services and provides consulting, electronic business solutions, business process management and systems and technology expertise to business and government clients around the world. Prior to January 1, 1998, the MCAD

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

businesses of EDS were operated within several business units of EDS. Between January 1, 1998 and June 23, 1998, Parent was a direct, wholly owned subsidiary of EDS. On June 23, 1998, a public offering of the Parent's common stock was concluded. As of August 31, 2000, there were outstanding 5,053,874 shares of Parent's Class A Common Stock and 31,265,000 shares of Parent's Class B Common Stock. EDS owns 100% of the Parent's outstanding Class B Common Stock representing approximately 98.4% of the combined voting power of all classes of Parent's voting stock.

     Parent is a leading global provider of collaborative product design and development software and services. Parent software products include mechanical computer-aided design ("CAD"), computer-aided engineering, computer aided manufacturing and product data management ("PDM") software products and related services. Parent's products and services currently are used for product development, engineering and manufacturing principally in the automotive and transportation, aerospace, consumer products, equipment and machinery and electronics industries. The market for these products is referred to as the "MCAD" industry. Parent's software products allow customers to reduce design, engineering and manufacturing costs and to minimize the time between a product's inception and its introduction to the market while simultaneously improving product quality. MCAD systems produce large volumes of data that can be managed by the Parent's product data management software. Parent's PDM software makes the most current product data readily accessible to all appropriate users throughout a manufacturing enterprise.

     Because the Internet now delivers digital models produced by CAD systems to the desktop, an increasing number of people can access "virtual products." The web provides an opportunity to expand the use of, and access to, CAD data by internal users and external suppliers and customers, thus increasing the value of CAD data and related information across an extended enterprise. This broad, undefined and often spontaneous company/supplier/customer interaction is called Collaborative Commerce, or "c-Commerce". The digital model produced by Parent's design and development software is the cornerstone of c-Commerce; and Parent, together with its c-Commerce partners, is providing software applications and services which enable c-Commerce and leverage the capabilities and value of digital product models.

     Parent has approximately 34 locations operating in 24 states and 32 cities in the United States and approximately 65 locations in 60 cities in 30 countries outside the United States. Parent's principal executive offices are located at 13736 Riverport Drive, Maryland Heights, MO 63043, telephone number 314-344-5900.

     Parent is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information may be obtained in the same manner as described in Section 8 above, except that the information will not be available for inspection at the Nasdaq Stock Market, Inc. but instead at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     Purchaser was incorporated in August 2000 under the laws of the State of Delaware for the purpose of acquiring the Company. Purchaser is a wholly owned subsidiary of Parent. Purchaser has not, and is not expected to, engage in any business other than in connection with its organization, the Offer and the Merger. Its principal executive offices and telephone number are that of Parent.

     Purchaser is not subject to the informational filing requirements of the Exchange Act, and, accordingly, does not file reports or other information with the Commission relating to its business, financial condition and other matters.

     Purchaser believes the financial condition of Parent, Purchaser and their affiliates is not material to a decision by a holder of Shares whether to sell, tender or hold Shares pursuant to the Offer because the consideration offered consists solely of cash, the Offer is not subject to any financing condition, Parent is a public reporting company under Section 13(a) or 15(d) of the Exchange Act and files reports electronically with the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system and the Offer is for all of the outstanding Shares. However, consolidated financial statements (including notes thereto) of Parent are contained in Parent's Annual Report on Form 10-K for the year ended December 31, 1999 and in Parent's Quarterly Reports on Form 10-Q for the periods ended March 31, 2000 and June 30, 1999. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner described in Section 8 above.

     The business address and telephone number of EDS, and the name, business address, telephone number, citizenship, present principal occupation and employment history of each of the directors and executive officers of EDS, Parent and Purchaser are set forth in Schedule I of this Offer to Purchase.

     Except as set forth on Schedule I hereto, (i) neither Parent, Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons listed in
Schedule I hereto or any associate or majority-owned subsidiary of Parent or any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company and (ii) neither Parent, Purchaser nor, to the knowledge of either Parent or Purchaser, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days.

     Except as set forth in this Offer to Purchase, none of Parent, Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons listed on
Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent or any of its subsidiaries or, to the best knowledge of Parent, any of the persons listed in
Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of the persons listed in Schedule I have, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I have, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY

BACKGROUND OF THE OFFER

     In early October 1999, John Mazzola, Parent's President and Chief Executive Officer at that time, contacted Matthew Rizai, the Company's Chairman and Chief Executive Officer, regarding a possible business combination. On October 26, 1999, Mr. Mazzola and Douglas Barnett, Parent's Chief Financial Officer, met with representatives of the Company, including Dr. Rizai, Martin Vanderploeg, Executive Vice President, and Jamie Wade, General Counsel, to discuss the potential combination. Parent's financial advisors, Morgan Stanley & Co. Incorporated, and the Company's financial advisors, J.P. Morgan & Co. and Colonnade Financial Advisors LLC ("Colonnade"), attended the meeting. At that meeting, after executing a non-disclosure agreement, the parties reviewed the Company's business, including certain confidential financial projections of the Company. The parties also preliminarily discussed price.

     From October 1999 to May 2000, there were no significant discussions between Parent and the Company regarding a business combination. During this period, Parent and the Company each continued to discuss visualization technology solutions with General Motors Corporation ("GM"), one of the largest customers of both the Parent and the Company. Because the technologies and services offered by Parent and the Company were complementary, GM encouraged the parties to reconsider a business combination.

     On May 24, 2000, Mr. Mazzola sent Dr. Rizai a letter expressing Parent's interest in acquiring the Company. The proposal involved a purchase of all of the Company's outstanding stock for consideration valued at $15.00 per share, subject to the results of a due diligence review. The proposal called for individual lock-up agreements with the principal shareholders of the Company and an option to purchase newly issued shares of the Company's common stock up to 19.9% of the Company's outstanding common stock.

     On June 7, 2000, Mr. Mazzola and Dr. Rizai met in New York to discuss further the Company's business and financial prospects. Also attending the meeting were Mr. Barnett of Parent and Dr. Vanderploeg, Mr. Wade, Michael O'Gara, Chief Financial Officer of the Company, and Robert Nierman, Chief Operating Officer of the Company, as well as each party's financial advisors.

     On June 12, 2000, Messrs. Mazzola, Barnett and Anthony Affuso, then serving as Executive Vice President of Parent, met in Minneapolis, Minnesota, with some of the Company's financial, operations and technical management led by Mr. Nierman to discuss certain financial and other information requested by Parent at the June 7th meeting.

     Based on the results of these meetings, Parent expressed its interest in continuing the discussions regarding an acquisition of the Company, but not at the price stated in the May 24th letter. On June 15, 2000, at the Company's request, Parent sent a second letter to Dr. Rizai indicating a desire to negotiate a definitive agreement to purchase all of the Company's outstanding stock for consideration valued at $13.00 per share, subject to the same terms and conditions stated in the May 24th letter. The Company responded that it was not interested in pursuing a business combination with Parent on those terms.

     On July 12, 2000, Mr. Affuso was elected as the President and Chief Executive Officer of Parent, replacing Mr. Mazzola who had previously announced his intent to retire.

     On July 24, 2000, Mr. Affuso met with GM representatives at Parent's Cypress, California office. At that meeting, GM again encouraged Parent to pursue an acquisition of the Company.

     On August 15, 2000, Parent sent a third letter to the Company indicating Parent's interest in acquiring all of the outstanding shares of the Company's stock at a price of between $11 and $14 per share. The Company requested that representatives of the parties meet to discuss the terms of the proposal.

     On August 17, 2000, representatives of the parties and their financial advisors (including Goldman, Sachs & Co. and Colonnade on behalf of the Company) met in Minneapolis, Minnesota, to discuss the proposed transaction and the scope and timing of Parent's due diligence investigation. Following this meeting, the Company began to provide requested financial and other information to Parent.

     The companies' executive teams and their financial advisors met in Denver on August 24 and 25, 2000. The Company's line of business executives and other Company executives made business, technical and financial presentations regarding the Company and its product and service offerings.

     On August 27, 2000, representatives of both companies conducted numerous conference calls discussing the price and major conditions of the proposed acquisition. On August 28, 2000, Parent sent a letter to the Company proposing to acquire all of the outstanding shares of the Company's stock for $13.50 per share in cash. The parties' discussions regarding the price and other principal terms of Parent's offer continued until August 30, 2000, at which time Mr. Affuso and Dr. Rizai agreed to a price of $13.75 per share and the other principal terms of the transaction described herein.

     Between August 30 and September 4, 2000, attorneys and representatives of both parties engaged in continuous negotiations regarding the terms of the Merger Agreement, Stock Option Agreement and Stockholders Agreement, reaching agreement on the final terms late on September 4th. Parent's Board of Directors approved the transaction on September 1, 2000. The Company's Board of Directors approved the transaction on September 4, 2000.

     On the morning of September 5, 2000, before the opening of trading on the New York Stock Exchange and the Nasdaq Stock Market, Parent and the Company issued a joint press release announcing that they had executed the Merger Agreement and associated agreements.

PAST AGREEMENTS WITH THE COMPANY

     Parent and the Company are parties to the following agreements:

     Parasolid(R) Distribution Agreement dated June 30, 1998 (the "Distribution Agreement"), pursuant to which Parent granted to the Company a license to duplicate and use an unlimited number of copies of Parent's

Parasolid(R) software to develop and maintain certain of the Company's software products with the Parasolid(R) software embedded therein. Under the Distribution Agreement, the Company paid Parent a one-time license fee of $1,200,000 and pays an annual maintenance fee of $25,000. Total payments to Parent to September 8, 2000 were approximately $1,250,000.

     Joint Visualization Technology Licensing and Support Agreement dated June 30, 1998 (the "Joint Licensing and Support Agreement"), pursuant to which Parent was granted a worldwide license to duplicate, use and sublicense certain of the Company's software products ("Company Licensed Products"), and the Company was granted a worldwide license to duplicate, use and sublicense certain of Parent's software products ("Parent Licensed Products"). The initial term of the Joint Licensing and Support Agreement expires June 29, 2003, with annual renewals thereafter for successive one-year terms unless either party notifies the other within 120 days of the end of any term. Under the Joint Licensing and Support Agreement, Parent paid the Company a one-time technology-licensing fee of $1,450,000 for the license of certain of the Company Licensed Products. Parent also pays the Company an annual maintenance and support fee and quarterly royalty payments on certain of the Company Licensed Products based either upon a percentage ranging from 25% to 70% of list price or net revenues received by Parent or its distributors from licensing, depending upon the identity of the licensee or the type of product licensed. The Company pays Parent quarterly royalty payments based upon a percentage ranging from 10% to 50% of list price or net revenue received by the Company and its distributors from licensing of the Company Licensed Products or Parent Licensed Products. Total payments by Parent to the Company to September 8, 2000 were approximately $9,723,913 (with an additional $221,000 accrued). Total payments by the Company to Parent to September 8, 2000 were approximately $387,799.

     In connection with the formation of Parent as wholly owned subsidiary of EDS, the following contracts were transferred to Parent:

     Parent (as successor to EDS) and Variation Systems Analysis, Inc., a wholly owned subsidiary of the Company ("VSA"), are parties to a Tool Kit Value Added Reseller Agreement dated April 8, 1996 (the "VSA Reseller Agreement"), pursuant to which EDS granted VSA a license to use certain EDS software to develop and maintain certain VSA software products. The initial term of the VSA Reseller Agreement was for three years ending through April 8, 1999 and is renewed annually for successive one-year terms unless either party notifies the other within 90 days of the end of any term. Under the VSA Reseller Agreement, VSA paid EDS a one-time license fee of $25,000 and now pays Parent an annual maintenance fee of $3,000. VSA also pays Parent royalty fees in the amount of the greater of 10% of the license fees paid by the end user or 8% of the list price for the embedded products of Parent contained therein. Total payments to EDS and Parent to September 8, 2000 were approximately $70,983.

     Parent (as successor to EDS) and VSA are parties to a Software License dated July 11, 1997 (the "Software License"), pursuant to which VSA granted to EDS a license to use and sublicense to end users certain software of VSA. Under the Software License, EDS paid VSA a one-time license fee of $100,000 and a consulting fee of $10,000. EDS and now Parent pays VSA annual support fees of $22,000 per year. Total payments by EDS and Parent to September 8, 2000 were approximately $132,000.

     Parent (as successor to EDS) and the Company are parties to a Tool Kit Value Added Reseller Agreement dated September 6, 1997 (the "Company Reseller Agreement"), pursuant to which EDS granted the Company a license to use certain EDS software to develop and maintain certain Company software products that provide an interface between Parent's software products and the Company's software products. The initial term of the Company Reseller Agreement expires in September 6, 2000, with annual renewals thereafter for successive one-year terms unless either party notifies the other within 90 days of the end of any term. Under the Company Reseller Agreement, the Company paid EDS a one-time license fee of $25,000 and now pays Parent an annual maintenance fee of $3,000. The Company also pays Parent royalty fees at a rate of $180 per licensed seat, if licensed on a per seat basis, or at a rate ranging from $2,000 to $6,000 per physical location based upon the number of concurrent users at a single physical location. Total payments to EDS and Parent to September 8, 2000 were approximately $23,620.

     In addition, EDS, Parent's controlling shareholder, is a party to the following contract with the Company:

     Software License Agreement dated December 1, 1998, pursuant to which EDS was granted rights to acquire VSA-3D/UG software products (the "Licensed Software") on its own behalf and on behalf of General Motors Corporation ("GM"). For each item of Licensed Software purchased by EDS, the Company grants to EDS a license to use the object code version of the Licensed Software on any one single computer on behalf of EDS and GM and the right to sublicense the Licensed Software to GM. The Software License Agreement sets forth the discounted prices at which EDS may acquire the Licensed Software on behalf of GM and the cost for support services. The net prices are $4,000 in the United States, Canada and Mexico, $4,600 in Europe, and $5,000 in the rest of the world for the Licensed Software, and support services cost 15% of the net price paid for the Licensed Software. Those prices and fees are valid through September 30, 2001 under the Software License Agreement. Total payments by EDS to the Company to September 8, 2000 were approximately $4,493,070.

11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY

PURPOSE OF THE OFFER

     The purpose of the Offer is to enable Parent and Purchaser to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all of the outstanding Shares not purchased pursuant to the Offer. Purchaser intends to consummate the Merger as soon as possible following the consummation of the Offer.

     Under the DGCL, the approval of the Board of Directors of the Company and the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board of Directors of the Company has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby, and, unless the Merger is consummated pursuant to the Short-Form Merger provisions under the DGCL described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares. Accordingly, if the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other stockholder.

     In the Merger Agreement, the Company has agreed to take all action necessary to convene a meeting of its stockholders as soon as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby, if such action is required by the DGCL. Parent and Purchaser have agreed that all Shares owned by them and their subsidiaries will be voted in favor of the Merger Agreement and the transactions contemplated thereby.

     If Purchaser purchases Shares pursuant to the Offer, the Merger Agreement provides that the Purchaser will be entitled to designate representatives to serve on the Board in proportion to Purchaser's ownership of Shares following such purchase. Purchaser expects that such representation would permit Purchaser to exert substantial influence over the Company's conduct of its business and operations.

     Stockholders of the Company who tender and sell their Shares in the Offer will cease to have any equity interest in the Company and any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering stockholders will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration pursuant to the Merger Agreement or to exercise statutory appraisal rights under Section 262 of the DGCL. Similarly, after selling their Shares in the Offer or the subsequent Merger, stockholders of the Company will not bear the risk of any decrease in the value of the Company.

     Under Section 253 of the DGCL, if a corporation owns at least 90% of the outstanding shares of each class of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary pursuant to a Short-Form Merger, without any action or vote on the part of the board of directors or the stockholders of such other corporation. In the event that Purchaser acquires in the aggregate at least 90% of the outstanding Shares pursuant to the Offer or otherwise, then, at the election of Parent, a Short-Form Merger of Purchaser with and into the Company could be effected without any further approval of the Company Board or the stockholders of the Company. Even if Purchaser does not own 90% of the outstanding Shares following consummation of the Offer, Parent could seek to purchase additional Shares in the open market, through the exercise of the option granted under the Stock Option Agreement or otherwise, in order to reach the applicable 90% threshold and employ such a Short-Form Merger. The per share consideration paid for any Shares so acquired in open market purchases may be greater or less than the Offer Price. Parent presently intends to effect a Short-Form Merger, if permitted to do so under the DGCL, pursuant to which Purchaser will be merged with and into the Company.

PLANS FOR THE COMPANY

     It is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued substantially as they are being conducted by the Company. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and the Merger and, after the consummation of the Offer and the Merger, will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing the Company's potential in conjunction with the Parent's business. It is expected that the business and operations of the Company would form an important part of Parent's future business plans. Parent intends to maintain a substantial presence in the Ames, Iowa area.

     Parent and the Company have worked together since 1998. The Merger is expected to yield immediate benefits for several of Parent's existing market activities, while providing increased distribution opportunities for Company's software products. Parent expects to maintain the independent nature of the Company's product set and become a leading supplier in the manufacturing industry for visual collaboration and interoperability solutions. In addition, the companies' combined resources are intended to better position Parent for significant opportunities in the Internet-based collaborative product commerce market, including design collaboration and trade exchanges. Several of the Company's products are already integrated with Parent's software solutions for this market. Parent is currently working with leading manufacturing organizations, including GM, to deliver integrated solutions for product development, engineering collaboration and other c-Commerce applications. Parent believes the Merger will further improve the value of its software offerings and accelerate delivery of these technologies.

     As an inducement to Parent and Purchaser's entering into the Merger Agreement, certain executive officers of the Company amended their employment agreements to provide that they would not compete with the business of the Company or its subsidiaries for a period of 12 months following the termination of their employment.

     Parent has been advised that Matthew Rizai, Chairman and Chief Executive Officer of the Company, Martin Vanderploeg, Executive Vice President, and Robert Cyr, Vice President, Worldwide Marketing & Sales, plan not to continue with the Company after the Effective Time. These executives may provide consulting services to Parent after the Effective Time. Parent expects that Robert Nierman, President and Chief Operating Officer of the Company, and most of the Company's other executive officers, will continue with the Company after the Effective Time. Michael O'Gara, Vice President and Chief Financial Officer of the Company, is expected to remain with the Company for a transition period of at least three months. Parent plans to offer current Company executive officers who will remain with Parent for more than a transition period new employment agreements with Parent, effective as of the Effective Time. These agreements are expected to provide for payment of a retention bonus approximately equal to the severance payment the executive officer would have received had he elected not to continue his employment plus an additional incentive amount, annual compensation at substantially the same level as currently in place and, in some cases, options to purchase shares of Parent's common stock. In addition to the amount he will receive as severance, Mr. O'Gara will be offered a short term bonus to remain employed for the transition period. See

Item 3 ("Past Contacts, Transactions, Negotiations and Agreements -- Employment and Severance Arrangements") of the Schedule 14D-9 filed by the Company with the Commission, a copy of which is being furnished to the stockholders concurrently herewith, which describes certain severance payments to which the Company's executive officers would be entitled upon the change in control which will occur upon consummation of the Offer.

     Except as described above or elsewhere in this Offer to Purchase, Purchaser and Parent have no present plans that would relate to or result in an extraordinary corporate transaction involving the Company or any of their respective subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), any sale or transfer of a material amount of assets of the Company or any of its subsidiaries, or any other material change in the Company's business. Notwithstanding the preceding sentence, however, after the Effective Time, the Parent will immediately consider and implement organizational changes as might be required to integrate the current and future product and service offerings of the combined companies.

MERGER AGREEMENT

     The following is a summary of material provisions of the Merger Agreement. This summary is not a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement filed with the Commission as an exhibit to the Schedule TO and incorporated herein by reference. Capitalized terms not otherwise defined below will have the meanings set forth in the Merger Agreement. The Merger Agreement may be examined, and copies obtained, as set forth in Section 8 of this Offer to Purchase.

     The Merger. Upon the terms and subject to the conditions set forth in the Merger Agreement, and, in accordance with the DGCL, at the Effective Time, Purchaser will be merged with and into the Company and the separate corporate existence of Purchaser will cease and the Company will continue as the surviving corporation. Notwithstanding the foregoing, Parent may elect instead, at any time prior to the fifth business day immediately preceding the date on which the Proxy Statement (as defined below) is mailed initially to stockholders, to merge the Company into Purchaser or another direct or indirect wholly owned subsidiary of Parent. The parties have agreed to execute an appropriate amendment to the Merger Agreement to reflect the foregoing and to provide, as the case may be, that Purchaser or such other wholly owned subsidiary of Parent shall be the surviving corporation.

     Further pursuant to the Merger Agreement, following the Merger, unless otherwise determined by Parent prior to the Effective Time, (x) the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time will be amended to read in its entirety like the Certificate of Incorporation of Purchaser, provided that Article First of the Certificate of Incorporation of Purchaser will be amended to read in its entirety as follows:
"FIRST: The name of the Corporation is "Engineering Animation, Inc.," and, as so amended, will be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation, and (y) the By-laws of Purchaser, as in effect immediately prior to the Effective Time, will be the By-laws of the Surviving Corporation until thereafter amended as provided by law, by such Certificate of Incorporation or by such By-laws.

     Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser with respect to, among other things, organization, standing and corporate power; subsidiaries; capital structure; authority to enter into the Merger Agreement and enforceability of the Merger Agreement; the absence of conflicts between the Merger Agreement and the Company's Certificate of Incorporation, By-laws, applicable laws and certain agreements to which the Company or its assets may be subject; required consents; filings with the Commission; financial statements; disclosures in any proxy statement documents; the absence of certain changes or events; compliance of the Company with applicable laws; litigation; benefit plans; ERISA compliance; taxes; stockholder votes; applicability of state takeover statutes; brokers; intellectual property; software; material contracts; real property and real property leases; environmental matters; the opinion of Goldman, Sachs & Co.; and the Rights Plan.

     In the Merger Agreement, Parent and Purchaser have made customary representations and warranties to the Company with respect to, among other things, organization, standing and corporate power; authority to enter into the Merger Agreement and enforceability of the Merger Agreement; the absence of conflicts between the Merger Agreement and the Certificate of Incorporation and By-laws of each of Parent and Purchaser, applicable laws and certain agreements to which Parent or Purchaser or their assets may be subject; required consents; disclosures in any proxy statement documents; brokers; and financing.

     Conditions to the Merger. The Merger Agreement provides that the respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions: (i) if required by applicable law, the Company Stockholder Approval will have been obtained; (ii) no judgment, order, decree, preliminary or permanent injunction, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect preventing, enjoining or prohibiting the consummation of the Merger; provided, however, that each of the parties shall have used its reasonable best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered; and (iii) Parent, Purchaser or their affiliates shall have accepted for payment and paid for all of the Shares tendered and not withdrawn pursuant to the Offer, except that this condition will not apply if Parent, Purchaser or their affiliates shall have failed to purchase Shares pursuant to the Offer in breach of their obligations under the Merger Agreement. None of Parent, Purchaser or the Company may rely on the failure of any such conditions to be satisfied if such failure was caused by such party's failure to use reasonable best efforts to consummate the Offer, the Merger and the other Transactions.

     The Company Board. The Merger Agreement provides that promptly upon the purchase of and payment for any Shares by Parent or Purchaser pursuant to the Offer, Parent will be entitled to designate such number of directors, rounded up to the nearest whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (giving effect to the directors designated by Parent pursuant to this sentence) multiplied by the percentage that the number of Shares so accepted for payment bears to the total number of Shares then outstanding. In furtherance thereof, the Company will, upon request of Purchaser, promptly either increase the size of the Company Board or secure the resignations of such number of its incumbent directors, or both, as is necessary to enable Parent's designees to be so elected to the Company Board, and will cause Parent's designees to be so elected. At such time, the Company will also cause persons designated by Parent to have proportionate (but not less than majority) representation on (i) each committee of the Company Board, (ii) each board of directors (or similar body) of each subsidiary (as hereinafter defined) of the Company and (iii) each committee (or similar body) of each such board.

     The Merger Agreement further provides that in the event that Parent's designees are elected to the Company Board, until the Effective Time, the Company Board will have at least two directors who were directors on September 5, 2000 (the "Original Directors"); provided that, in such event, if the number of Original Directors will be reduced below two for any reason whatsoever, the remaining Original Director will be entitled to designate persons to fill such vacancies who will be deemed to be Original Directors for purposes of the Merger Agreement or, if no Original Director then remains, the other directors will designate two persons to fill such vacancies who shall not be stockholders, affiliates or associates of Parent or Purchaser, and such persons shall be deemed to be Original Directors for purposes of the Merger Agreement. Notwithstanding anything in the Merger Agreement to the contrary, in the event that Parent's designees are elected to the Company Board prior to the Effective Time, the affirmative vote of a majority of the Original Directors will be required for the Company to (i) amend or terminate the Merger Agreement or agree or consent to any amendment or termination of the Merger Agreement, (ii) exercise or waive any of the Company's rights, benefits or remedies under the Merger Agreement, (iii) extend the time for performance of Parent's and Purchaser's respective obligations under the Merger Agreement or (iv) take any other action by the Company Board that impairs, diminishes, or adversely affects the rights of the Company or its stockholders under or in connection with the Merger Agreement other than the actions necessary to effect the Company Stockholder Meeting (as defined below).

     Company Stockholder Meeting. Pursuant to the Merger Agreement, if required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, will, in accordance with applicable law: (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Company Stockholders Meeting") as promptly as practicable following the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger and the approval and adoption of the Merger Agreement; (ii) prepare and file with the Commission a proxy statement and related proxy materials (the "Proxy Statement") and will cause such Proxy Statement to be mailed to stockholders of the Company at the earliest practicable date, provided that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with Parent and its outside counsel; (iii) include in the Proxy Statement the recommendation of the Company Board that stockholders of the Company vote in favor of the approval of the Merger and the approval and adoption of the Merger Agreement and (iv) use its reasonable best efforts to solicit from holders of Shares proxies in favor of the Merger and will take all other action reasonably necessary or advisable to secure any vote or consent of stockholders required by Delaware law to effect the Merger. The Merger Agreement provides that Parent will provide the Company with the information concerning Parent and Purchaser required to be included in the Proxy Statement. Parent will vote, or cause to be voted, all of the Shares then owned by it, Purchaser or any of its other subsidiaries or affiliates controlled by Parent in favor of the approval of the Merger and the approval and adoption of the Merger Agreement. Notwithstanding the foregoing, in the event Parent, Purchaser or any other subsidiaries of Parent acquire in the aggregate, pursuant to the Offer or otherwise, a sufficient number of shares to cause the Merger to become effective in accordance with the DGCL without a meeting of the stockholders of the Company, the parties have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after acquisition of such shares.

     Company Stock Option Plans. The Merger Agreement provides that Parent and the Company will take all actions necessary to provide that each outstanding Company Stock Option granted under any Company Stock Option Plan and any Company Stock Option Agreement that is outstanding immediately prior to the consummation of the Offer, whether or not such Company Stock Option is vested and exercisable immediately prior to the consummation of the Offer, will be canceled as of the day immediately following the consummation of the Offer and the holder thereof will be entitled to receive an amount in cash payable at the time of cancellation equal to the excess of (i) the product of (A) the excess, if any, of (x) the Offer Price over (y) the per share exercise price of such Company Stock Option multiplied by (B) the number of shares of Company Common Stock subject to such Company Stock Option over (ii) any income tax or employment tax withholding required under the Code; provided, however, that holders of Company Stock Options that are not vested as of the day immediately following the consummation of the Offer and that do not vest by their terms upon a change of control, shall not be entitled to receive such amount and such Company Stock Options shall be canceled as of such date.

     Conduct of Business. Pursuant to the Merger Agreement, the Company has covenanted and agreed that, except as otherwise expressly permitted by the Merger Agreement or except as consented to by Parent (in its sole discretion), during the period from the date of the Merger Agreement to the Effective Time, the Company will, and will cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use reasonable best efforts to preserve intact their current business organizations (other than internal organizational realignments), to keep available the services of their current officers and other key employees and to preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses will be unimpaired at the Effective Time. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of the Merger Agreement to the Effective Time, the Company will not, and will not permit any of its subsidiaries to: (i) other than dividends and distributions by a direct or indirect wholly owned subsidiary if the Company to its parent, (a) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for issuances of Company Common Stock upon the exercise of Company Stock Options under the

Company Stock Option Plans or in connection with other awards under the Company Stock Option Plans outstanding as of September 5, 2000 in accordance with their present terms, (c) except pursuant to agreements entered into with respect to the Company Stock Option in connection with the Merger, purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities or (d) make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such;
(ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of Company Common Stock upon the exercise of Company Stock Options outstanding as of August 31, 2000 in accordance with their present terms); (iii) amend its Certificate of Incorporation, By-laws or other comparable organizational documents; (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any person; (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations), other than in the ordinary course of business consistent with past practice; (vi) except for borrowings under credit facilities or lines of credit existing on September 5, 2000, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any person other than its wholly owned subsidiaries, except in the ordinary course of business consistent with past practice and in amounts not material to the maker of such loan, advance, capital contribution or investment; (vii) take, or agree to commit to take, any action that would or is reasonably likely to result in any of the conditions to the Offer or any of the conditions precedent to the Merger set forth in the Merger Agreement not being satisfied, or that would materially impair the ability of the Company, Parent, Purchaser or the holders of Shares to consummate the Offer or the Merger in accordance with the terms of the Merger Agreement or materially delay such consummation; (viii) make any capital expenditure or expenditures other than capital expenditures for computers, furniture and equipment not exceeding $250,000 in the aggregate; (ix) make or revoke any Tax election, settle or compromise any Tax liability material to the Company or any of its subsidiaries, or change (or make a request to any taxing authority to change) its Tax or accounting methods, policies, practice or procedures, except in each case as required by applicable law or generally accepted accounting principles; (x) except as required under existing Company Benefit Plans, (a) grant or commit to grant any employee, shareholder, officer, director or agent any increase in wages, bonus, severance, profit sharing, retirement, insurance or other compensation or benefits (other than an increase in wages in the ordinary course of business consistent with past practice for any individual other than a director or officer of the Company or any of its subsidiaries), (b) amend or terminate any Company Benefit Plan, except to the extent necessary to comply with applicable law, (c) establish any new compensation or benefit plan or arrangement, (d) enter into any employment, consulting, retention, termination, severance or collective bargaining agreement or (e) enter into any Change in Control Agreement; (xi) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary and usual course of business consistent with past practice or as required by generally accepted accounting principles; (xii) (a) enter into any contract or agreement, other than in the ordinary course of business consistent with past practice, or amend in any material respect any of the Material Contracts or Real Property Leases other than in the ordinary course of business; or (b) enter into any contract, agreement, commitment or arrangement providing for, or amend any contract, agreement, commitment or arrangement to provide for, the taking of any action that would be prohibited hereunder; (xiii) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of liabilities reflected or reserved against in the consolidated financial statements of the Company and its subsidiaries or incurred in the ordinary and usual course of business consistent with past practice; (xiv) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby; (xv) enter into any agreement or arrangement that would limit or restrict the Surviving Corporation and its affiliates (including Parent) or any successor thereto, from engaging or competing in any line of business or in any geographic area; or (xvi) authorize, or commit or agree to take, any of the foregoing actions; provided that the limitations set forth in this paragraph (other than clause (i)) will not apply to any transaction between the Company and any wholly owned subsidiary or between any wholly owned subsidiaries of the Company.

     Indemnification. The Merger Agreement provides that the Company will after the Effective Time indemnify and hold harmless from liabilities for acts or omissions occurring at or prior to the Effective Time those classes of persons currently entitled to indemnification from the Company and its subsidiaries as provided in their respective Certificates of Incorporation or By-laws (or comparable organizational documents). The Company also agrees to advance expenses to any such person promptly upon receipt of an undertaking from such person that such expenses will be repaid should it be ultimately determined that such person is not entitled to indemnification.

     The Merger Agreement further provides that for three years after the Effective Time, Parent will maintain in effect the Company's current directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on September 5, 2000; provided that the Surviving Corporation may substitute therefor policies containing terms with respect to coverage and amount no less favorable to such directors or officers; provided, further, that in no event will Parent be required to pay aggregate premiums for insurance in excess of 125% of the aggregate premiums paid by the Company in fiscal 1999 for such purpose.

     No Solicitation. Pursuant to the Merger Agreement, the Company has agreed that it and its subsidiaries and each of their respective affiliates, directors, officers, employees, agents and representatives (including without limitation any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries) will immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to any Company Takeover Proposal (as defined below). The Company will not, nor will it authorize or permit any of its subsidiaries to, nor will it authorize or permit any of its or its subsidiaries' affiliates, directors, officers, employees, agents or representatives (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries) to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate, any inquiries, any expression of interest or the making of any proposal that constitutes any Company Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Company Takeover Proposal; provided, however, that if, during the Initial Period (as defined below), the Board of Directors of the Company (i) determines in good faith that such Company Takeover Proposal is a Company Superior Proposal and (ii) determines in good faith, after receiving advice of outside counsel, that such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties to stockholders under the DGCL, and, prior to furnishing any non-public information to such person, the Company receives from such person an executed confidentiality agreement with provisions no less favorable to the Company (i.e., no less restrictive with respect to the conduct of such person) than the Confidentiality Agreement (as defined herein), the Company may, in response to a Company Takeover Proposal not solicited in violation of this paragraph and subject to providing prior written notice of its decision to take such action to Parent (the "Company Notice") and compliance with this paragraph, following delivery of the Company Notice (x) furnish information with respect to the Company and its subsidiaries to any person making such a Company Takeover Proposal (provided that such information has been previously delivered to Parent) and (y) participate in discussions or negotiations regarding such a Company Takeover Proposal. For purposes of the Merger Agreement, "Company Takeover Proposal" means any inquiry, proposal or offer from any person relating to any (r) direct or indirect acquisition or purchase (including by way of lease, exchange, sale, mortgage, pledge or otherwise, in a single transaction or series of related transactions) of substantial assets of the Company or any of its subsidiaries, taken as a whole, (s) direct or indirect acquisition or purchase (including by way of lease, exchange, sale, mortgage, pledge or otherwise, in a single transaction or series of related transactions) of 15% or more of any class of equity securities of the Company or any of its subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole,

(t) tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company, (u) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, (v) acquisition by any person, after September 5, 2000, of beneficial ownership or the right to acquire beneficial ownership of, or the formation of any group that beneficially owns or has the right to acquire beneficial ownership of 15% or more of any class of equity securities of the Company, (x) adoption by the Company of a plan of liquidation, the declaration or payment by the Company of an extraordinary dividend on any of its shares of capital stock or the effectuation by the Company of a recapitalization or other type of transaction that would involve either a change in the Company's outstanding capital stock or a distribution of assets of any kind to the holders of such capital stock, (y) repurchase by the Company or any of its subsidiaries of shares of Company Common Stock, or (z) agreement to, or public announcement by the Company or any other person, entity or group of a proposal, plan or intention to do any of the foregoing, other than the transactions contemplated by the Merger Agreement. For purposes of the Merger Agreement, the term "Initial Period" means the period from September 5, 2000 and continuing until the time Purchaser accepts Shares for payment pursuant to the Offer.

     The Merger Agreement provides that except as expressly permitted by the terms discussed below, neither the Board of Directors of the Company nor any committee thereof will (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Offer, the Merger or the Merger Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Company Acquisition Agreement") related to any Company Takeover Proposal. Notwithstanding the foregoing, in the event that, during the Initial Period, the Board of Directors of the Company determines in good faith, after receiving advice from the Company's outside counsel that (i) the withdrawal, modification or change of its recommendation is necessary for the Board of Directors of the Company to comply with its fiduciary duties to the Company's stockholders under the DGCL and (ii) the Company Takeover Proposal is a Company Superior Proposal, the Board of Directors of the Company may (subject to this and the following sentences) (x) withdraw or adversely modify its approval or recommendation of the Transactions or the matters to be considered at the Company Stockholders Meeting, (y) approve or recommend such Company Superior Proposal and/or (z) simultaneously with the payment of the Termination Fee described below, terminate the Merger Agreement and, if it so chooses, enter into a Company Acquisition Agreement with respect to such Company Superior Proposal, but only after the third business day following Parent's receipt of written notice advising Parent that the Board of Directors of the Company is prepared to terminate the Merger Agreement and only if, during such three-day period, the Company and its advisors shall have negotiated in good faith with Parent to make such adjustments in the terms and conditions of the Merger Agreement as would enable Parent to proceed with the Transactions on such adjusted terms. For purposes of the Merger Agreement, a "Company Superior Proposal" means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, more than 50% of the combined voting power of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company and that the Board of Directors of the Company determines in its good faith judgment (after receiving and consistent with the reasonably concluded advice from a financial advisor of nationally recognized reputation) to be more financially favorable to the Company's stockholders than the Offer and the Merger (after taking into account all relevant factors, including any conditions to such proposal, the timing of the closing thereof, the risk of nonconsummation, the ability of the person making such proposal to finance the transaction contemplated thereby and any required consents, filings and approvals of any Governmental Entity or other person) and for which financing, to the extent required, is then committed and which is not subject to any financing contingency.

     Pursuant to the Merger Agreement, the Company will promptly and in any event within 24 hours advise Parent orally and in writing of any Company Takeover Proposal or request for information relating to the Company or any of its subsidiaries, or for access to the properties, books or records of the Company or any of its subsidiaries by any person that is considering making, or has made, a Company Takeover Proposal and will keep Parent reasonably informed, on a current basis and in reasonable detail, of the status, material terms and details thereof and, if in writing, promptly deliver or cause to be delivered to Parent a copy of such proposal or request. The Company agreed that it will not waive, modify or amend in any manner, and will take all actions to enforce, any standstill or confidentiality provisions contained in agreements to which the Company is a party or to which the Company is subject.

     Termination. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval:

          (a) by mutual written consent of Parent and the Company;

          (b) by either Parent or the Company:

             (i) if the Offer shall have expired in accordance with the terms of the Merger Agreement without any Shares being purchased therein; provided, however, that the right to terminate the Merger Agreement under this subparagraph (b)(i) will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of Parent or Purchaser, as the case may be, to purchase the Shares pursuant to the Offer on or prior to such date;

             (ii) if any Restraint which in effect prevents, enjoins or prohibits the consummation of the Merger shall be in effect and shall have become final and nonappealable; provided, that the party seeking to terminate the Merger Agreement pursuant to this subparagraph (b)(ii) shall have used reasonable best efforts to prevent the entry of and to remove such Restraint;

          (c) by the Company:

             (i) if prior to the purchase of Shares pursuant to the Offer, Parent or Purchaser shall have breached or failed to perform in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement or if any representation or warranty of Parent or Purchaser shall have become untrue, which breach or failure to perform cannot be or has not been cured within 30 days after the giving of written notice to Parent or Purchaser, as applicable, except, in any case, for such breaches, untruths or failures to perform that are not, in the Company's opinion, reasonably likely to adversely affect Parent's or Purchaser's ability to complete the Offer or the Merger;

             (ii) if the Board of Directors of the Company shall have exercised its termination rights pursuant to the terms of the Merger Agreement in connection with the receipt of a Company Superior Proposal; provided that, in order for the termination of the Merger Agreement pursuant to this subparagraph (c)(ii) to be deemed effective, the Company shall have complied with the provisions of the Merger Agreement relating to non-solicitation, including (A) the notice provisions therein and (B) the obligation to simultaneously pay to Parent the Termination Fee required; or

             (iii) if Parent, Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to 60 days following the date of the initial public announcement of the Offer; provided, that the Company may not terminate the Merger Agreement pursuant to this subparagraph (c)(iii) if the cause of such failure was the Company's breach of its obligations under the Merger Agreement;

          (d) by Parent or Purchaser:

             (i) if prior to the purchase of Shares pursuant to the Offer, the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement or if any representation or warranty of the Company shall have become untrue and in either case that (A) would give rise to the failure of the offer conditions set forth in the Merger Agreement and described in Section 14 herein relating to Company representations and warranties and material agreements and covenants and (B) cannot be or has not been cured within 30 days after the giving of written notice to the Company;

             (ii) if Parent, Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to 60 days following the date of the initial public announcement of the Offer; provided, that neither Parent nor Purchaser may terminate this Agreement pursuant to this subparagraph (d)(ii) if the cause of such failure was Parent or Purchaser's breach of its obligations under this Agreement;

             (iii) if (A) the Board of Directors of the Company (or any committee thereof) withdraws or modifies its approval or recommendation of the Offer, the Merger or the Merger Agreement in a manner adverse to Parent, (B) the Board of Directors of the Company (or any committee thereof) shall have recommended to the stockholders of the Company any Company Takeover Proposal, shall have failed to recommend against acceptance of any Company Takeover Proposal by the stockholders of the Company or shall have taken no position with respect to acceptance of such Company Takeover Proposal by the stockholders of the Company, (C) the Company fails to call or hold the Company Stockholder Meeting following the receipt by the Company of a Company Takeover Proposal, (D) the Board of Directors of the Company (or any committee thereof) shall have resolved to do any the foregoing, or (E) either Parent or Purchaser is entitled to terminate the Offer because the Company has entered into any Company Agreement with respect to any Company Superior Proposal in accordance with the terms of the Merger Agreement; or

             (iv) if any person or group (other than Parent, Purchaser or their affiliates or any group of which any of them is a member) shall have acquired beneficial ownership of 15% or more of any class of equity securities of the Company, or if any group (other than any group of which any of Parent, Purchaser or their affiliates is a member) is formed that beneficially owns or has the right to acquire beneficial ownership of 15% or more of any class of equity securities of the Company.

     Termination Fee. The Merger Agreement provides that in the event that (i) the Merger Agreement is terminated by Parent or the Company pursuant to subparagraph (b)(i) of the immediately preceding paragraph as a result of the failure of the Minimum Condition to be satisfied and at or prior to such termination the Company has received one or more Company Takeover Proposals that at the time of such termination has not been absolutely and unconditionally withdrawn or abandoned; (ii) the Merger Agreement is terminated by the Company pursuant to subparagraph (c)(ii) of the immediately preceding paragraph; (iii) the Merger Agreement is terminated by Parent or Purchaser pursuant to subparagraphs (d)(i), (d)(iii) or (d)(iv) of the immediately preceding paragraph, then promptly after such termination, the Company will pay Parent a fee of $8.0 million by wire transfer of same day funds (the "Termination Fee"). In the event that the Merger Agreement is terminated for any other reason (other than pursuant to subparagraph (c)(i) of the immediately preceding paragraph), then promptly after such termination the Company shall pay Parent the amount of all documented out-of-pocket costs and expenses of Parent and Purchaser, including without limitation, financing fees, fees and expenses of counsel, accountants, investment bankers and other advisors, filing fees and printing expenses up to a maximum of $1.5 million. The Company agreed that if it failed to promptly pay any amount pursuant to this paragraph, the Company will reimburse Parent and Purchaser for the costs and expenses incurred in connection with the enforcement of this paragraph, together with interest commencing on the date payment became due.

     Employee Benefit Plans. Pursuant to the Merger Agreement, Parent and Purchaser agreed that for purposes of all employee benefit plans, programs and arrangements maintained by or contributed to by Parent and its subsidiaries (including, after the Closing, the Surviving Corporation), for which the Company's employees are eligible for participation ("Parent Benefit Plan"), Parent shall, or shall cause its subsidiaries to, cause each such plan, program or arrangement to treat the prior service with the Company and its affiliates of each person who is an employee or former employee of the Company or its subsidiaries immediately prior to the Closing (a "Company Employee") as service rendered to Parent or its subsidiaries, as the case may be, for purposes of eligibility to participate in and vesting thereunder (but not benefit accrual) to the same extent such service is recognized under corresponding plans, programs or arrangements of the Company or its affiliates prior to the Closing; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of such benefit. Company Employees shall also be given credit for any deductible or co-payment amounts paid in respect of the plan year in which the Closing occurs, to the extent that, following the Closing, they participate in any other plan for which deductibles or co-payments are required. Parent shall also cause each Parent Benefit Plan to waive any preexisting condition that was waived under the terms of any Company Benefit Plan immediately prior to the Closing or waiting period limitation that would otherwise be applicable to a Company Employee on or after the Closing.

STOCKHOLDERS AGREEMENT

     The following is a summary of the material terms of the Stockholders Agreement (the "Stockholders Agreement"), dated as of September 5, 2000 by and among Parent, Purchaser and each of Matthew M. Rizai, Chairman and Chief Executive Officer, Martin J. Vanderploeg, Executive Vice President, and Jeffrey
D. Trom, Vice President and Chief Technology Officer (each, a "Stockholder"). This summary is not a complete description of the terms and conditions of the Stockholders Agreement and is qualified in its entirety by reference to the full text of the Stockholders Agreement, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to Schedule TO. The Stockholders Agreement may be examined, and copies obtained, as set forth in Section 8 herein. Capitalized terms used in the summary below but not otherwise defined below have the meaning set forth in the Stockholders Agreement.

     Voting Agreement. The Stockholders Agreement provides that each Stockholder, at any meeting of the stockholders of the Company, however called, or in connection with any written consent of the holders of Company Common Stock, will vote his Shares (a) in favor of the approval and adoption of the Merger Agreement, the Merger and all the transactions contemplated by the Merger Agreement and the Stockholders Agreement and any other actions required in furtherance of the Merger Agreement or the Stockholders Agreement; and (b) against any Company Takeover Proposal and any actions in furtherance thereof (collectively, the "Voting Agreement Matters"). In connection therewith, each Stockholder will provide an irrevocable proxy with respect to the Voting Agreement Matters to Parent for the Shares which such Stockholder is entitled to vote at any meeting of stockholders of the Company or consent in lieu of such meeting on the matters described (a) and (b) above.

     Agreement to Tender. The Stockholders Agreement further provides that, if Purchaser commences the Offer, the Stockholder will validly tender, or cause to be validly tendered, all of the Shares then beneficially owned by such Stockholder to Purchaser as soon as practicable (and in any event within five business days) after the commencement of the Offer in accordance with the terms and conditions of the Offer. Each Stockholder further agreed not to withdraw such tendered Shares unless the Offer is terminated by Purchaser, as applicable. Each Stockholder will be entitled, upon consummation of the Offer, subject to and in accordance with the Offer's terms and conditions, to receive an amount equal to the Offer Price with respect to the tendered Shares.

     Covenants. The Stockholders Agreement provides that each Stockholder will immediately cease any discussions or negotiations relating to a Company Takeover Proposal, other than with respect to the Transactions. The Stockholder will not, directly or indirectly, and will instruct its Representatives not to, directly or indirectly (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries, any expression of interest or the making of any proposals which constitutes any Company Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Company Takeover Proposal; provided that a Stockholder who is a director or officer of the Company will not be limited in exercising any of his rights or performing any of his duties as a director or officer of the Company.

     Further, until and unless the Stockholders Agreement has been terminated, the Stockholder may not, except as expressly provided for in the Stockholders Agreement, (a) sell, exchange, pledge, encumber or otherwise transfer or dispose of, or agree to sell, exchange, pledge, encumber or otherwise transfer or dispose of, any of its Shares (which for avoidance of doubt will not include any Company Stock Option), or any interest therein, (b) deposit its Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or grant any proxy with respect thereto or (c) enter into any agreement, arrangement, understanding, or undertaking to do any of the foregoing. In addition, each Stockholder waived any appraisal or other rights to dissent from the Merger that such Stockholder may have been entitled to. The covenants and arrangements contained in the Stockholders Agreement terminate upon the termination of the Merger Agreement in accordance with its terms.

     Share Ownership. The Shares subject to the terms and conditions of the Stockholders Agreement are those owned and acquired prior to the termination of the Stockholders Agreement. The Shares owned by each of the Stockholders as of September 5, 2000 is as follows:

               NAME                    SHARES
               ----                    ------
Matthew M. Rizai...................    467,639
Martin J. Vanderploeg..............    378,026
Jeffrey D. Trom....................    465,957

STOCK OPTION AGREEMENT

     The following is a summary of the material terms of the Stock Option Agreement (the "Stock Option Agreement"), dated as of September 5, 2000, between Parent and the Company. This summary is not a complete description of the terms and conditions of the Stock Option Agreement and is qualified in its entirety by reference to the full text of the Stock Option Agreement, which is incorporated herein by reference and copies of which has been filed with the Commission as an exhibit to Schedule TO. The Stock Option Agreement may be examined, and a copy obtained, as set forth in Section 8 herein. Capitalized terms used in the summary below but not otherwise defined below have the meaning set forth in the Stock Option Agreement.

     Pursuant to the Stock Option Agreement, the Company has granted to the Parent an option (the "Option") to purchase up to the number of Shares which represents 19.9% of all Shares that are issued and outstanding on the date of the Stock Option Agreement at a cash purchase price per share equal to $13.75. The Option may be exercised by Parent, in whole or in part, at any time or from time to time, after one or more of the following events shall have occurred (each, an "Exercise Event"):

          (i) pursuant to the Offer, Purchaser acquires at least a majority of the outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the conversion of any convertible securities or upon exercise of any options, warrants or other rights);

          (ii) any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity or group (a "Person"), other than Parent or its affiliates, acquires or becomes the beneficial owner of 15% or more of the outstanding Shares;

          (iii) any new group is formed which beneficially owns 15% or more of the outstanding Shares (other than a group which includes Parent or its affiliates);

          (iv) any Person (other than Parent or its affiliates) shall have commenced a tender or exchange offer for 15% or more of the then outstanding Shares or publicly proposed any bona fide merger, consolidation or acquisition of all or substantially all the assets of the Company, or other similar business combination of the Company;

          (v) any Person (other than Parent or its affiliates) is granted any option or rights, conditional or otherwise, to acquire or otherwise become the beneficial owner of Shares which, together with all Shares beneficially owned by such Person, results or would result in such Person being the beneficial owner of 15% or more of the outstanding Shares; or

          (vi) the Merger Agreement becomes terminable under circumstances which would entitle Parent to a payment under Section 6.04(b) of the Merger Agreement.

     The Option will terminate upon the earlier to occur of (i) the Effective Time, (ii) 270 days following an Exercise Event, or (iii) 30 days after the date as of which an Exercise Event could no longer occur; provided, however, with respect to the preceding clause (ii), that if the Option cannot be exercised by reason of any applicable government order or because the waiting period related to the issuance of the Shares issuable upon exercise of the Option under the HSR Act or any comparable law in non-U.S. jurisdictions shall not have expired or been terminated, then the Option shall not terminate until the thirtieth business day after such impediment to exercise shall have been removed or shall have become fixed and not subject to appeal. The Parent has the right to demand that the Company register under the Securities Act of 1933, as amended all or any part of the shares issued or issuable upon exercise of the Option in order to permit the public sale or other disposition of such shares by Parent.

     At the request of Parent at any time during the period during which the Option is exercisable, Company shall purchase from Parent (i) all or any portion of the Option at a price equal to the difference between the Market/Offer Price (as defined below) as of the date Parent gives notice of its intent to exercise the Option and the Exercise Price (but only if the Market/Offer Price is greater than the Exercise Price), or (ii) all or any portion of the shares issuable upon exercise of the Option at the Market/Offer Price. The "Market/Offer Price" means the greater of (x) the highest price per share offered and not withdrawn as of such date and (y) the highest Fair Market Value during the ten trading days prior to such date.

     The foregoing is subject to the limitation that in no event shall the Maximum Cash Payment exceed $8.0 million. The "Maximum Cash Payment" means the aggregate of any termination fee received by Parent pursuant to the Merger Agreement, the amount of cash received by Parent pursuant to the put right described above, and the amount by which proceeds realized by Parent upon any dispositions of the Option or shares issued upon exercise of the Option exceeds the Exercise Price paid by Parent.

APPRAISAL RIGHTS

     Holders of Shares do not have appraisal rights in connection with the Offer. However, if the Merger is consummated, holders of Shares at the Effective Time will have certain rights pursuant to the provisions of Section 262 of the DGCL, including the right to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Under Section 262 of the DGCL, dissenting stockholders of the Company who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest thereon, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger. THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS UNDER THE DGCL DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY APPRAISAL RIGHTS AVAILABLE UNDER THE DGCL. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

RULE 13E-3

     The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger would be effected within one (1) year following consummation of the Offer and in the Merger stockholders would receive the same price per Share as paid in the Offer. If Rule 13e-3 were applicable to the Merger, it would require, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction, be filed with the Commission and disclosed to minority stockholders prior to consummation of the transaction.

12. SOURCE AND AMOUNT OF FUNDS

     The total amount of funds required by Purchaser and Parent to consummate the Offer and to pay related fees and expenses is estimated to be approximately $209 million. Purchaser will obtain the funds required to consummate such transactions with funds provided through capital contributions or advances made by Parent. Parent expects to fund any necessary capital contributions or advances to Purchaser from borrowings under the Intercompany Credit Agreement dated as of January 1, 1998, as amended on September 1, 2000, between Parent and EDS (the "Credit Agreement") and has made no alternative financing arrangements. The Offer is not subject to any financing conditions.

     The Credit Agreement provides that EDS will advance any funds needed by Parent and its U.S. subsidiaries in order to meet daily cash requirements. The outstanding balance of all advances under the Credit Agreement, when combined with advances under the Management Services Agreement dated as of January 1, 1998, between Parent and EDS, cannot exceed $250,000,000 (including amounts borrowed under certain other credit agreements between EDS Finance PLC, a wholly-owned subsidiary of EDS, and certain non-U.S. subsidiaries of Parent); provided, however, that such limit will be reduced, up to a maximum reduction of $180,000,000, on a dollar-for-dollar basis by the amount of any term loan facility (including any term loan facility with EDS or its affiliates) which Parent may obtain to refinance amounts outstanding thereunder, the terms of which, in the aggregate, are no less favorable to Parent (taking into account both the term of any such facility as well as the interest rate). The amount available to Parent under the Credit Agreement currently is, and is expected to be, sufficient to fund any necessary capital contributions or advances to Purchaser to consummate the Offer. Amounts outstanding under the Credit Agreement bear interest, payable quarterly at a rate equal to one-month LIBOR plus 0.5%. The Credit Agreement restricts Parent from obtaining financing from any party other than EDS without written consent from EDS, unless EDS fails to provide funding available to Parent under the Credit Agreement, and requires Parent to lend to EDS all excess cash at a rate of one-month LIBOR minus 0.625%. The Credit Agreement will terminate on December 31, 2002, unless terminated earlier at the election of one of the parties upon the occurrence of certain events. Parent will consider a variety of options for the specific manner in which it will repay advances under the Credit Agreement.

13. DIVIDENDS AND DISTRIBUTIONS

     The Merger Agreement provides that the Company will not, and will not permit any of its subsidiaries to, between the date of the Merger Agreement and the Effective Time, without the prior consent of Parent:

          (a) other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for issuances of Company Common Stock upon the exercise of Company Stock Options under the Company Stock Option Plans or in connection with other awards under the Company Stock Option Plans outstanding as of the date of the Merger Agreement in accordance with their present terms, (iii) except pursuant to agreements entered into with respect to the Company Stock Option Plans in connection with the Merger, purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities or (iv) make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such; or

          (b) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of Common Stock upon the exercise of Company Stock Options outstanding as of August 31, 2000 in accordance with their present terms).

14. CERTAIN CONDITIONS OF THE OFFER

     For the purposes of this Section 14, capitalized terms used but not defined herein will have the meanings set forth in the Merger Agreement. Notwithstanding any other provisions of the Offer, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate or amend the Offer as to any Shares not then paid for, if (i) any applicable waiting period under the HSR Act and certain foreign competition statutes has not expired or terminated, (ii) the Minimum Condition has not been satisfied, or (iii) at any time on or after the date of the Merger Agreement and, prior to the acceptance for payment of Shares, any of the following occur:

          (a) there shall be any statute, rule, regulation, judgment, order or injunction issued, enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger or the other Transactions or any other action shall be taken by any Governmental Entity (i) prohibiting or imposing any material limitations on Parent's or Purchaser's ability to exercise ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets, (ii) challenging the acquisition by Parent or Purchaser of any Shares under the Offer or the Stock Option Agreement, or restraining or prohibiting the making or consummation of the Offer, the Merger or the performance of any of the other Transactions, (iii) imposing material limitations on the ability of Purchaser, or rendering Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer, the Stock Option Agreement or the Merger, or
     (iv) imposing material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, including without limitation the approval and adoption of the Merger Agreement, the Merger and the other Transactions;

          (b) the Company shall have entered into any Company Acquisition Agreement with respect to any Company Superior Proposal;

          (c) (i) any representation and warranty of the Company set forth in the Merger Agreement or the Stock Option Agreement that is qualified by a materiality or material adverse change or material adverse effect qualification set forth therein shall not be true and correct or any such representation and warranty that is not so qualified shall not be true and correct in any material respect, in each case as if such representation and warranty was made as of such time on or after the date of the Merger Agreement except where the failure of such representations and warranties to be true and correct results from changes resulting from the loss of customers, vendors and other parties who terminate or fail to renew their agreements with the Company for competitive reasons because of the Company's affiliation with Parent or (ii) the Company shall not have delivered to Parent a certificate of the Company to such effect signed by a duly authorized officer and dated as of the date on which Parent shall first accept Shares for payment;

          (d) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement;

          (e) the Merger Agreement shall have been terminated in accordance with its terms;

          (f) there shall have occurred since December 31, 1999, any change, condition, event or development that has had or would reasonably be expected to have a material adverse effect on the Company; provided, that changes resulting from the loss of customers, vendors and other parties who terminate or fail to renew their agreements with the Company for competitive reasons because of the Company's affiliation with Parent shall not be deemed a material adverse effect;

          (g) Parent and the Company shall have agreed (in their respective sole discretion) that Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder;

          (h) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or the Nasdaq National Market, (ii) a declaration of a banking moratorium or suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) by any Governmental Entity on, or other event that, in the reasonable judgment of Purchaser, might affect, the extension of credit by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (v) in the case of any of the foregoing existing on the date of the Merger Agreement, a material acceleration or worsening thereof; or

          (i) any person or group (other than Parent, Purchaser or their affiliates or any group of which any of them is a member), shall have acquired beneficial ownership or the right to acquire beneficial ownership of 15% or more of any class of equity securities of the Company, or if any group (other than Parent, Purchaser or their affiliates or any group of which any of them is a member) is formed that beneficially owns or has the right to acquire beneficial ownership of 15% or more of any class of equity securities of the Company;

which in the reasonable judgment of Parent or Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser other than any action or inaction by Parent or Purchaser which constitutes a breach of the Merger Agreement) giving rise to such condition makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Shares.

     Under the Merger Agreement, "material adverse change" or "material adverse effect" means, when used in connection with the Company or Parent, any change, effect, event, occurrence or state of facts that is materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities or prospects of such party and its subsidiaries taken as a whole.

     The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Parent or Purchaser, in whole or in part, at any time and from time to time in the sole discretion of Parent or Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

15. LEGAL MATTERS AND REQUIRED REGULATORY APPROVALS

     Except as set forth in this Offer to Purchase, based on its review of publicly available filings by the Company with the Commission and other publicly available information regarding the Company, Purchaser is not aware of any licenses or regulatory permits that would be material to the business of the Company and its subsidiaries, taken as a whole, and that might be adversely affected by Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or, except to the extent required by any foreign regulatory authorities, any filings, approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company's business, or that certain parts of the Company's or Purchaser's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. Purchaser's obligation to purchase and pay for Shares is subject to certain conditions, including conditions with respect to governmental actions. See the Introduction and Section 14 for a description of certain conditions to the Offer.

STATE TAKEOVER LAWS

     The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the Delaware General Corporation Law prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a merger or certain other business transactions with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business transaction or the transaction in which the interested stockholder became an interested stockholder. Because the Company's board of directors approved the Merger Agreement and the Offer, Section 203 is not applicable to the Offer and the Merger.

     A number of other states have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, security holders, principal executive offices or principal places of business therein. In Edgar v. MITE Corp., the Supreme Court of the United States (the "Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made certain corporate acquisitions more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

     Because the Company has substantial assets and a substantial number of stockholders in Iowa, Purchaser has filed a registration statement relating to the tender offer with the Iowa Securities Bureau. If the administrator determines that the registration statement does not contain the required disclosure, it may suspend the tender offer in Iowa until adequate disclosure is provided. Purchaser believes that it has provided adequate disclosure. Purchaser does not believe that any other state takeover laws apply to the Offer or the Merger. If any government official or third party should seek to apply any other state takeover law to the Offer or the Merger, Purchaser will take such action as appropriate, which action may include challenging the applicability or validity of such statute. In the event that any state takeover statute is found applicable to the Offer or the Merger, Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or might be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 14.

ANTITRUST

     Under the HSR Act, and the rules and regulations that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of shares pursuant to the Offer is subject to such requirements and similar requirements under comparable laws in non-U.S. jurisdictions. Purchaser filed on September 7, 2000, and the Company filed on September 8, 2000, with the FTC and the Antitrust Division the Premerger Notification and Report Form under the HSR Act with respect to the Offer.

     Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar-day waiting period following the filing by Purchaser, unless such waiting period is earlier terminated by the FTC and the Antitrust Division. Accordingly, the waiting period under the HSR Act which is applicable to the Offer will expire at 11:59 p.m., Eastern time, on September 22, 2000, unless earlier terminated by the Antitrust Division and the FTC or Purchaser receives a request for additional information or documentary material from the Antitrust Division or the FTC prior thereto. If either the FTC or the Antitrust Division were to request additional information or documentary material from Purchaser, the waiting period with respect to the Offer would expire at 11:59 p.m.,

Eastern time, on the tenth calendar day after the date of substantial compliance with such request by Purchaser. Thereafter, the waiting period could be extended only by court order or with the consent of Purchaser. The additional 10-calendar-day waiting period may be terminated sooner by the FTC and the Antitrust Division. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request made to the Company from the Antitrust Division or the FTC for additional information or documentary material will extend the waiting period with respect to the Offer.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after Purchaser's purchase of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer, the divestiture of Shares purchased pursuant to the Offer or the divestiture of substantial assets of the Company or Purchaser. Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances. See Section 14.

     Based upon an examination of publicly available information provided by the Company relating to the businesses in which the Company is engaged, Parent and Purchaser believe the acquisition of Shares pursuant to the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 14.

FOREIGN APPROVALS

     In connection with the acquisition of the Shares pursuant to the Offer or the Merger, the laws of Germany and Italy require, and the laws of certain other foreign countries and jurisdictions in which the Company conducts business may require, the filing of information with, or the obtaining of the approval or consent of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer or the Merger. The parties intend to make the required filings and applications. There can be no assurance that the requisite foreign approvals or consents will be granted and, if such approvals or consents are received, there can be no assurance as to the date of such approvals or consents. In addition, there can be no assurance that the Purchaser will be able to cause the Company to satisfy or comply with such laws or that compliance or noncompliance will not have adverse consequences for the Company after purchase of the Shares pursuant to the Offer or the Merger.

16. CERTAIN FEES AND EXPENSES

     Morgan Stanley & Co. Incorporated is acting as Dealer Manager in connection with the Offer. Parent has agreed to pay Morgan Stanley a fee for its services of $2,750,000 payable upon the consummation of the Merger, against which will be credited certain fees previously paid to Morgan Stanley as financial advisor to Parent. Parent has also agreed to indemnify Morgan Stanley and certain related persons against certain liabilities and expenses, including certain liabilities under the federal securities laws. In the ordinary course of its business, Morgan Stanley and its affiliates may actively trade in the Shares for its own account and for the account of its customers, and accordingly, may at any time hold a long or short positions in the Shares.

     D.F. King & Co., Inc. has been retained by Purchaser as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners. Customary compensation will be paid for all such services in addition to reimbursement of reasonable out-of-pocket expenses. Purchaser has agreed to indemnify the Information Agent against certain liabilities and expenses, including liabilities under the federal securities laws.

     In addition, First Chicago Trust Company of New York has been retained as the Exchange Agent. The Exchange Agent has not been retained to make solicitations or recommendations in its role as Exchange

Agent. The Exchange Agent will receive reasonable and customary compensation for its services in connection with the Offer, will be reimbursed for its reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith.

     Except as set forth above, Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent and the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Purchaser for customary clerical and mailing expenses incurred by them in forwarding materials to their customers.

17. MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

     In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

     Purchaser has filed with the Commission the Schedule TO, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the Commission in the same manner as described in Section 8 with respect to information concerning the Company, except that they will not be available at the regional offices of the Commission.

     No person has been authorized to give any information or to make any representation on behalf of Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, any such information or representation must not be relied upon as having been authorized. Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Purchaser or the Company since the date as of which information is furnished or the date of this Offer to Purchase.

                                          UGS ACQUISITION CORPORATION

September 13, 2000

                                   SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF CONTROLLING PERSON, PARENT
AND PURCHASER

1. DIRECTORS AND EXECUTIVE OFFICERS OF CONTROLLING PERSON.

     The following table sets forth the name, present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Electronic Data Systems Corporation ("EDS"). The business address and telephone number of each such person is c/o Electronic Data Systems Corporation, 5400 Legacy Drive, Plano, Texas 75024, telephone no. 972-604-6000. Each person listed below is a citizen of the United States.

                                 PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL OCCUPATIONS, POSITIONS,
             NAME                           OFFICES OR EMPLOYMENTS FOR THE PAST FIVE YEARS
             ----                --------------------------------------------------------------------
James A. Baker, III............  Senior Partner of Baker Botts L.L.P. since March 1993 and a Senior
                                 Counselor of The Carlyle Group, a merchant banking firm, since 1993.
                                 Mr. Baker served as Senior Counselor to the President of the United
                                 States and White House Chief of Staff from August 1992 to January
                                 1993, as Secretary of State from January 1989 to August 1992, as
                                 Secretary of the Treasury from 1985 to 1988, and as White House
                                 Chief of Staff from 1981 to 1985. He is a director of Reliant Energy
                                 Inc. as well as Rice University and the Howard Hughes Medical
                                 Institute. Mr. Baker has been a director of EDS since June 1996.
Richard H. Brown...............  Chairman and Chief Executive Officer of EDS since January 1999.
                                 Prior to joining EDS, Mr. Brown was Chief Executive Officer of Cable
                                 & Wireless plc from July 1996 to December 1998. He was President and
                                 Chief Executive Officer of H&R Block, Inc., and Chairman of its
                                 CompuServe subsidiary, from May 1995 to July 1996. Mr. Brown was
                                 Vice Chairman of Ameritech Corporation from January 1993 to May 1995 and President of its Illinois Bell subsidiary from 1990 to 1993. He held various executive positions with United Telecommunications,
                                 Inc. from 1981 to 1990, most recently as Executive Vice President, and was with Ohio Bell from 1969 to 1981. Mr. Brown is a director of
                                 The Seagram Company Ltd. and The Home Depot, Inc.
Roger A. Enrico................  Chief Executive Officer of PepsiCo Inc. since April 1996, Chairman of the Board since November 1996 and a director since 1987. Mr.
                                 Enrico was Vice Chairman of PepsiCo Inc. from 1993 to 1996. He joined PepsiCo Inc. in 1971, became President & CEO of Pepsi-Cola
                                 USA in 1983, President & CEO of PepsiCo Worldwide Beverages in 1986,
                                 Chairman & CEO of Frito-Lay, Inc. in 1991, and Chairman & CEO of
                                 PepsiCo Worldwide Foods in 1992. Mr. Enrico was Chairman and CEO,
                                 PepsiCo Worldwide Restaurants, from 1994 to 1997. He is a director of PepsiCo Inc., Target Corporation and A.H. Belo Corporation. Mr.
                                 Enrico has been a director of EDS since February 2000.

                                 PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL OCCUPATIONS, POSITIONS,
             NAME                           OFFICES OR EMPLOYMENTS FOR THE PAST FIVE YEARS
             ----                --------------------------------------------------------------------
William H. Gray, III...........  President and Chief Executive Officer of The College Fund/UNCF since
                                 September 1991. Mr. Gray has also served as the Senior Minister of the Bright Hope Baptist Church in Philadelphia since 1972. He served as a Congressman from Pennsylvania from 1979 to 1991. During his tenure, he was Chairman of the House Budget Committee, a member of the Appropriations Committee, Chairman of the House Democratic
                                 Caucus and Majority Whip. Mr. Gray is a director of The Chase
                                 Manhattan Corporation, The Prudential Insurance Company of America,
                                 Municipal Bond Investors Assurance Corporation, Rockwell
                                 International Corporation, Union Pacific Corporation, CBS
                                 Corporation, Warner-Lambert Company and Visteon Corp. He has been a director of EDS since February 1997.
Ray J. Groves..................  Chairman of Legg Mason Merchant Banking, Inc. since March 1995. Mr.
                                 Groves retired as Chairman and Chief Executive Officer of Ernst &
                                 Young LLP in September 1994, which position he had held since 1977.
                                 He is a director of Allegheny Technologies Incorporated, Boston
                                 Scientific Corporation, Marsh & McLennan Companies, Inc., Nabisco
                                 Group Holdings Corp. and American Water Works Company, Inc. Mr.
                                 Groves has been a director of EDS since June 1996.
Jeffrey M. Heller..............  President and Chief Operating Officer of EDS since June 1996 and a director of EDS since 1983. Mr. Heller was a Senior Vice President of EDS from 1984 until June 1996. He joined EDS in 1968 and has served in numerous technical and management capacities. Mr. Heller is a director of Unigraphics Solutions Inc., Trammell Crow Company
                                 and Mutual of Omaha.
Ray L. Hunt....................  Chairman of the Board, President and Chief Executive Officer of Hunt
                                 Consolidated Inc. and the Chairman of the Board and Chief Executive
                                 Officer of Hunt Oil Company for more than five years. Mr. Hunt is a director of Halliburton Company, PepsiCo Inc. and Security Capital
                                 Group Incorporated. He has been a director of EDS since June 1996.
C. Robert Kidder...............  Chairman and Chief Executive Officer of Borden, Inc. since January
                                 1995. Mr. Kidder was Chairman and Chief Executive Officer of
                                 Duracell International, Inc. from August 1991 through October 1994 and its President and Chief Executive Officer from June 1988 to
                                 August 1991. He is a director of Borden, Inc., Morgan Stanley Dean
                                 Witter & Co. and AEP Industries Inc. Mr. Kidder has been a director of EDS since June 1996.
Judith Rodin...................  President of the University of Pennsylvania, as well as a professor of psychology and of medicine and psychiatry at the university, since 1994. Dr. Rodin was Provost of Yale University from 1992 to
                                 1994 and held various professorial and other positions at Yale from
                                 1972 to 1994, including Dean of the Graduate School of Arts and
                                 Sciences and Chair of the Department of Psychology. She is a
                                 director of AMR Corporation and AETNA, Inc. Dr. Rodin has been a director of EDS since June 1996.
Paul J. Chiapparone............  Executive Vice President of EDS since June 1996 and prior to that time had been a Senior Vice President since April 1986. He has responsibility for EDS' GM client on a global basis. Mr. Chiapparone joined EDS in 1966 and has served in numerous management capacities.
                                 He is a director of Unigraphics Solutions Inc.

                                 PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL OCCUPATIONS, POSITIONS,
             NAME                           OFFICES OR EMPLOYMENTS FOR THE PAST FIVE YEARS
             ----                --------------------------------------------------------------------
James E. Daley.................  Executive Vice President and Chief Financial Officer of EDS since
                                 March 1999. Before joining EDS, he had been with Price Waterhouse,
                                 L.L.P from 1963 to 1998, serving as its Co Chairman-Operations from
                                 1988 to 1995, Vice Chairman International from 1995 to 1996, Global
                                 ABS Leader of Financial Services Industry Practices from 1997 to
                                 1998, and as a member of its Policy Board from 1984 to 1995,
                                 Management Committee from 1986 to 1996, World Board from 1988 to
                                 1996 and World Firm Management Committee from 1988 to 1995.
Douglas L. Frederick...........  President of EDS' Information Solutions line of business since July
                                 1999. Prior to joining EDS, he had served as Executive Vice
                                 President, Baan Customer Initiatives, of the Baan Company, a
                                 provider of enterprise business solutions, and Chairman and outside director of the Bain Company, a software technology company, from
                                 April 1997 to July 1999. Mr. Frederick was employed by The Boeing
                                 Company from 1979 to March 1997, holding senior executive IT positions commencing in 1990.
John McCain....................  President of EDS' E.Solutions line of business since August 1999. He served as President of the E.Solutions consulting group from May
                                 1999 to July 1999. From December 1996 through April 1999, Mr. McCain was head of EDS' CIO Services strategic business line, which unit delivered technology based solutions, including Y2K services, around the world. He served as Vice President of EDS' Consumer Products business unit from August 1994 through November 1996. Mr. McCain joined EDS in 1986 in its marketing development program.
Fred Steingraber...............  Chairman and CEO of A.T. Kearney, the high-value management consultancy which became a subsidiary of EDS in August 1995. He joined A.T. Kearney over 35 years ago and has served as its CEO since 1983 and Chairman from 1985 to 1995 and since January 1999. He is a director of Maytag Corp. and Southeastern Thrift and Bank Fund.
Troy W. Todd...................  Executive Vice President -- Leadership and Change Management of EDS
                                 since April 1999, with responsibility for the company's corporate communications, employee administration, executive compensation, and professional and technical development functions. Prior to joining
                                 EDS, he served in several senior management positions in the utilities and telecommunications industries, including CEO of Cable
                                 & Wireless Panama Telephone Company from June 1997 to March 1999, general manager of the Orlando Utilities Commission from 1992 to
                                 1995 and President and CEO of United Telephone Company of Florida
                                 from 1982 to 1992.

2. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT.

     The following table sets forth the name, present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Parent ("UGS"). The business address and telephone number of each such person is c/o Unigraphics

Solutions Inc., 13736 Riverport Drive, Maryland Heights, Missouri 63043, telephone no. 314-344-5900. Except as otherwise disclosed below, each person listed below is a citizen of the United States.

                                 PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL OCCUPATIONS, POSITIONS,
             NAME                           OFFICES OR EMPLOYMENTS FOR THE PAST FIVE YEARS
             ----                --------------------------------------------------------------------
John A. Adams..................  Mr. Adams has been Vice President and Corporate Controller of EDS since August 1998 and prior to that time had been Controller of its
                                 Financial Planning and Reporting organization since 1994. As such he was responsible for corporate level internal and external financial reporting and planning, as well as the management of the Shared
                                 Financial Services Group and the financial oversight of a number of
                                 EDS business units. Mr. Adams joined EDS in 1985 and his previous positions in EDS include Controller, the Americas, and Controller,
                                 International Operations. Mr. Adams has served as a director of UGS since June 1998. Mr. Adams is a British citizen.
Anthony J. Affuso..............  Mr. Affuso was appointed President and Chief Executive Officer and
                                 Director of UGS on July 12, 2000. From January 1998 to July 2000,
                                 Mr. Affuso served as Vice President, Products and Operations of UGS.
                                 From March 1992 to December 1997, Mr. Affuso served as the Vice
                                 President of Software Development and Marketing of the Unigraphics
                                 division of EDS, with responsibility for research and development for UGS' core products. From September 1989 to March 1992, Mr.
                                 Affuso was in charge of the business unit of EDS which automated
                                 GM's worldwide engineering, computing, communications and
                                 information management infrastructure.
Paul J. Chiapparone............  Mr. Chiapparone has been an Executive Vice President of EDS since
                                 1996 and prior to that time had been a Senior Vice President since
                                 April 1986. He has responsibility for EDS' global business units supporting the General Motors Corporation account. Mr. Chiapparone joined EDS in 1966 and has served in numerous management
                                 capabilities. He has been director of UGS since October 1999.
D. Gilbert Friedlander.........  Mr. Friedlander has been Senior Vice President, General Counsel and
                                 Corporate Secretary of EDS since 1996 and prior to that time had been General Counsel since joining EDS in 1991. Mr. Friedlander has oversight responsibilities for EDS legal activities on a global basis. Mr. Friedlander has served as a director of UGS since July
                                 2000.
J. Davis Hamlin................  Mr. Hamlin retired from EDS as Senior Vice President and director in
                                 June 1994, which positions he held since 1987. He served as Chief
                                 Financial Officer of EDS from April 1986 to November 1990 and continued to oversee EDS' financial planning, administration and investor relations through December 1991. Mr. Hamlin joined EDS in
                                 1966 and served in numerous management capacities. Mr. Hamlin has served as a director of UGS since June 1998.
Jeffrey M. Heller..............  Mr. Heller has been President and Chief Operating Officer of EDS since June 1996 and was a Senior Vice President from 1984 until June
                                 1996. He joined EDS in 1968 and has served in numerous technical and management capacities. Mr. Heller is a director of EDS, Mutual of
                                 Omaha and Trammell Crow Company. Mr. Heller has served as Chairman of UGS since January 1999.

                                 PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL OCCUPATIONS, POSITIONS,
             NAME                           OFFICES OR EMPLOYMENTS FOR THE PAST FIVE YEARS
             ----                --------------------------------------------------------------------
Leo J. Thomas..................  Dr. Thomas retired in May 1996 from Eastman Kodak Company, a manufacturer of imaging products. From September 1994 to May 1996, he held the position of Executive Vice President, and from September
                                 1991 to September 1994 he was Group Vice President of Eastman Kodak
                                 Company. Dr. Thomas has been a director of UGS since June 1998.
William P. Weber...............  Mr. Weber served in various capacities with Texas Instruments
                                 Incorporated from 1962 until his retirement in April 1998. From
                                 December 1986 until December 1993, he served as the President of
                                 Texas Instrument's worldwide semiconductor operations; and from
                                 December 1993 until his retirement in April 1998, he served as Vice
                                 Chairman of Texas Instruments. He held a number of executive positions in TI's semiconductor, international, defense, digital systems, consumer, materials, and controls businesses. He is a director of Micron Technology, Inc. He has served as a director of
                                 UGS since June 1998.
Douglas E. Barnett.............  Mr. Barnett was appointed Vice President, Chief Financial Officer of
                                 UGS on March 2, 1998 and was appointed Treasurer of UGS on May 19,
                                 1999. From January 1996 to March 1998, Mr. Barnett served as Vice
                                 President and Corporate Controller of Giddings & Lewis, Inc.
                                 ("Giddings & Lewis"), a publicly traded company and the largest supplier of industrial automation products in North America. From
                                 1991 to 1996, Mr. Barnett served as Treasurer of Giddings & Lewis.
Donald E. Davidson.............  Mr. Davidson was appointed Vice President, Asia Pacific of UGS on
                                 January 1, 1998. Mr. Davidson served as Managing Director of the
                                 Asia Pacific Region for the Unigraphics division of EDS from
                                 November 1991 to December 1997 with responsibility for all direct and indirect sales and support activities covering Japan, Korea,
                                 Greater China, South East Asia and Australia.
Michael L. Desmond.............  Mr. Desmond was appointed Vice President, Human Resources of UGS effective July 14, 1999. From March 1, 1998 until July 14, 1999, he was the executive in charge of UGS' human resource functions. From
                                 July 1994 to February 1998, Mr. Desmond served as Vice President,
                                 Human Resources for Global One (formerly Sprint International).
                                 Prior to July 1994, Mr. Desmond served in a variety of executive human resource positions with several Fortune 500 companies.
James Duncan...................  Mr. Duncan was appointed Vice President, Europe of UGS on January 1,
                                 1998. Mr. Duncan oversees operations in countries located throughout
                                 Europe, South Asia, the Middle East and Africa. Mr. Duncan served as
                                 Managing Director of the European operations for the Unigraphics division of EDS from November 1991 to December 1997. Mr. Duncan is a
                                 British citizen.
Charles C. Grindstaff..........  Mr. Grindstaff was appointed Vice President, Products and Operations of UGS on July 12, 2000. Mr. Grindstaff has responsibility of research and development, product marketing and technical support functions for UGS products. Mr. Grindstaff served as Director of the
                                 Unigraphics Line of Business from June 1998 to June 2000. Prior to
                                 June 1998, Mr. Grindstaff directed research and development activities for CAD, CAE and CAM functions at UGS.

                                 PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL OCCUPATIONS, POSITIONS,
             NAME                           OFFICES OR EMPLOYMENTS FOR THE PAST FIVE YEARS
             ----                --------------------------------------------------------------------
Dennis P. Kruse................  Mr. Kruse was appointed Vice President, Americas of UGS on January
                                 1, 1998. Mr. Kruse served as Vice President-Sales, Americas for the
                                 Unigraphics division of EDS from April 1994 to December 1997 with responsibility for sales, pre-and post-sales support, training and technical sales support. From 1987 to 1994, Mr. Kruse served as
                                 Director of the Western Region for the Unigraphics division of EDS and, prior to 1991, he was employed by McDonnell Douglas Systems
                                 Integration Company. Mr. Kruse owns 4,000 shares of EAI common stock.
Robert F. Loss, III............  Mr. Loss was appointed Vice President, Chief Information Officer of
                                 UGS on January 1, 1998. From March 1992 to December 1997, Mr. Loss
                                 served as the Vice President of Operations of the Unigraphics
                                 division of EDS with responsibility for software documentation and media manufacturing, product delivery, customer services, product support, educational services and internal management of information systems. Prior to 1992, Mr. Loss held numerous positions within
                                 McDonnell Douglas Systems Integration Company, including Vice
                                 President of Development and Operations, Director of Product
                                 Management and Director of Business Management and Marketing.
Richard W. Schenk..............  Mr. Schenk was appointed Vice President, Business Planning and
                                 Communications of UGS on July 14, 1999. He held a similar executive position for UGS between January 1998 and July 1999. Mr. Schenk has responsibility for corporate market positioning, global marketing collateral, external web design and major business planning programs. From 1992 through December 1997, Mr. Schenk served as director of Corporate Marketing Communications of the Unigraphics
                                 division of EDS with responsibility for global marketing collateral development and distribution. Mr. Schenk owns 1,000 shares of EAI common stock.
J. Randall Walti...............  Mr. Walti was appointed General Counsel of UGS on April 1, 1998 and was appointed Vice President and Secretary of UGS effective May 19,
                                 1999. From June 1996 to April 1998, Mr. Walti served as managing attorney in charge of the EDS Legal staff supporting the EDS-General
                                 Motors split-off team. From July 1993 to May 1996, Mr. Walti served as SSU Director of the EDS Legal Commercial Contracting Group. From
                                 April 1985 through June 1993, Mr. Walti held numerous legal and management positions within EDS Legal. Prior to that time, Mr. Walti served on the legal staff of Bell Atlantic. Before joining the Bell
                                 Atlantic Legal staff, Mr. Walti served on active duty in the United
                                 States Air Force in a variety of systems acquisition and
                                 intelligence assignments.

3. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER.

     The following table sets forth the name, present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Purchaser. The business address of each such person is c/o UGS Acquisition Corporation, 13736 Riverport

Drive, Maryland Heights, Missouri 63043, telephone no. 314-344-5900. Each person listed below is a citizen of the United States.

                                 PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL OCCUPATIONS, POSITIONS,
             NAME                           OFFICES OR EMPLOYMENTS FOR THE PAST FIVE YEARS
             ----                --------------------------------------------------------------------
Douglas E. Barnett.............  Mr. Barnett has served as President and a Director of Purchaser since its incorporation in August 2000. See Part 2 of this Schedule
                                 I.
J. Randall Walti...............  Mr. Walti has served as Secretary and a Director of Purchaser since its incorporation in August 2000. See Part 2 of this Schedule I.

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at one of its addresses set forth below:

                      THE EXCHANGE AGENT FOR THE OFFER IS:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

          BY MAIL:                         BY HAND:                  BY OVERNIGHT DELIVERY:
 First Chicago Trust Company      First Chicago Trust Company      First Chicago Trust Company
         of New York                      of New York                      of New York
       P.O. Box 842010            c/o Securities Transfer and          40 Campanelli Drive
    Boston, MA 02284-2010           Reporting Services Inc.            Braintree, MA 02184
                                 100 William Street - Galleria
                                      New York, NY 10038

                           By Facsimile Transmission:
                        (For Eligible Institutions Only)
                                  781-575-4826
                                       or
                                  781-575-4827
                         Confirm Facsimile By Telephone
                                  781-575-4816

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below, and will be furnished promptly at Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:
                             D.F. KING & CO., INC.
                                77 Water Street
                               New York, NY 10005
                                 1-888-242-8156

                      THE DEALER MANAGER FOR THE OFFER IS:

                           MORGAN STANLEY DEAN WITTER
                       Morgan Stanley & Co. Incorporated

                                 1585 Broadway
                               New York, NY 10036
                                 (212) 761-7513